Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

dated

September 2, 2014

by and between

TRAFIGURA CORPUS CHRISTI HOLDINGS INC.,

a Delaware corporation

and

BUCKEYE PARTNERS, L.P.,

a Delaware limited partnership

i

ii

LIST OF EXHIBITS

Exhibit A	Form of LLC Agreement
Exhibit B	Form of Tolling Agreement
Exhibit C	Form of TFS Storage Services Agreement
Exhibit D	Form of EF90 Storage Services Agreement
Exhibit E	Form of TDR Storage Services Agreement
Exhibit F	Form of TDR Dock Services Agreement
Exhibit G	Form of Non-Compete Agreement
Exhibit H	Form of Instrument of Transfer
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Contribution Agreement and LLC Agreement Parent Guaranty
Exhibit K	Form of Commercial Agreement Parent Guaranty

SCHEDULES

Schedule 1.1(a)	Knowledge
Schedule 1.1(b)	Trafigura Marks
Schedule 2.3(e)	Interim Capital Expenditures Projects
Schedule 2.4(d)	Example Statement
Schedule 2.4(f)	Bank Accounts
Schedule 3.3(a)	Capitalization
Schedule 3.3(c)	Indebtedness
Schedule 3.4	Subsidiaries
Schedule 3.5	Trafigura Required Governmental Authorizations; No Conflict
Schedule 3.7	Financial Statements
Schedule 3.8	Absence of Certain Changes
Schedule 3.9	Real Property
Schedule 3.10	Governmental Authorizations; Compliance with Law
Schedule 3.11	Legal Proceedings with Respect to Trafigura Terminal Entities and Business
Schedule 3.12	Labor Matters
Schedule 3.13	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.14(b)	Environmental Permits
Schedule 3.15	Material Contracts
Schedule 3.16	Employee Benefit Plans
Schedule 3.17	Insurance
Schedule 3.18	Related Party Transactions
Schedule 4.3(a)	Investor Required Governmental Authorizations
Schedule 4.3(b)	No Conflict
Schedule 5.1	Conduct of Trafigura Terminal Entities
Schedule 5.1(o)	Capital Expenditure Budgets
Schedule 5.15	Transferred Employees
Schedule 9.2	Indemnification Disclosures

iii

CONTRIBUTION AGREEMENT

This Contribution Agreement, dated as of September 2, 2014 (the “Execution Date”), is entered into by and between Trafigura Corpus Christi Holdings Inc., a Delaware corporation (“Trafigura”), and Buckeye Partners, L.P., a Delaware limited partnership (“Investor”). Trafigura and Investor are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Trafigura owns all of the issued and outstanding limited liability company interests of Trafigura Terminals LLC, a Delaware limited liability company (the “Company”) (the “Contributed Interests”); and

WHEREAS, subject to the terms and conditions of this Agreement and the other Transaction Documents (as defined below), the Parties desire that, at the closing of the transactions contemplated by this Agreement, among other things, (i) Trafigura contribute the Contributed Interests to Newco (as defined below) in exchange for a 20% Member Interest (as defined below) in Newco and a right to receive a distribution from Newco, as, in whole or in part, reimbursement for certain preformation capital expenditures, (ii) Investor contribute cash to Newco in exchange for an 80% Member Interest in Newco and (iii) Trafigura and Investor cause the Amended and Restated Limited Liability Company Agreement of Newco to be entered into in the form attached hereto as Exhibit A (the “LLC Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor and Trafigura agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1                                    Definitions.  As used herein, the following terms shall have the following meanings:

“Accountant” has the meaning provided such term in Section 2.4(b)(ii).

“Actual Capital Expenditures” has the meaning provided such term in Section 2.3(e).

“Adjusted Distribution Amount” has the meaning provided such term in Section 2.3.

“Adjustment Notice” has the meaning provided such term in Section 2.4(b).

“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Contribution Agreement as the same may be amended from time to time in accordance with the terms hereof.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules,

regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Asserted Liability” has the meaning provided such term in Section 9.5(a).

“Base Distribution Amount” has the meaning provided such term in Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Casualty Notice” has the meaning provided such term in Section 5.13(a).

“Claim” means any demand, claim, action, investigation or Legal Proceeding.

“Claim Notice” has the meaning provided such term in Section 9.5(a).

“Closing” has the meaning provided such term in Section 7.1.

“Closing Amount” has the meaning provided such term in Section 2.4(a).

“Closing Date” has the meaning provided such term in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” means (i) that certain Tolling Agreement, dated as of the Closing Date, by and between EF90 LLC and Trafigura AG, substantially in the form attached hereto as Exhibit B, (ii) that certain TFS Storage Services Agreement, dated as of the Closing Date, by and between Trafigura Field Services LLC and Trafigura AG, substantially in the form attached hereto as Exhibit C, (iii) that certain EF90 Storage Services Agreement, dated as of the Closing Date, by and between Trafigura AG and EF90 LLC, substantially in the form attached hereto as Exhibit D, (iv) that certain TDR Storage Services Agreement, dated as of the Closing Date, by and between Trafigura AG and Texas Dock & Rail LLC, substantially in the form attached hereto as Exhibit E, (v) that certain TDR Dock Services Agreement, dated as of the Closing Date, by and between Trafigura AG and Texas Dock & Rail LLC, substantially in the form attached hereto as Exhibit F, and (vii) the Non-Compete Agreement.

“Company” has the meaning provided such term in the Recitals.

“Company Assets” means those certain gathering facilities, truck loading stations, storage facilities, petroleum terminals, marine docks and berthing and storage facilities, tankage and other ancillary facilities and related equipment and personal property interests owned by the Company or its Subsidiaries and located in McMullen County, Texas, Live Oak County, Texas, Nueces County, Texas, and LaSalle County, Texas on the Real Property, but specifically excluding the Real Property itself.

“Company Subsidiaries” has the meaning provided such term in Section 3.4(a).

“Condemnation Loss” has the meaning provided such term in Section 5.13(a).

“Confidentiality Agreement” means the letter agreement dated March 24, 2014 between Buckeye Partners, L.P. and Trafigura AG.

“Construction Work in Progress” means any long-lived asset that is eligible to be capitalized in accordance with GAAP but has not been placed into service (including equipment, materials, supplies, improvements, labor, contractors, design work, capitalized interest and other assets in progress, in each case that are eligible to be capitalized in accordance with GAAP).

“Contract” means any agreement, commitment, lease, license, contract, purchase order, note, bond, indenture, guaranty or other instrument or obligation, and any amendments thereto.

“Contributed Interests” has the meaning provided such term in the Recitals.

“Current Assets” means cash and cash equivalents, Materials and Supplies Inventory, deposits and prepaid expenses, revenue receivables, other receivables and accrued income for services that have been earned or product that has been sold and reasonably expected to be collected in cash within the next twelve (12) months, net of counterparty credit risk, in each case, of the Trafigura Terminal Entities, and determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements; provided that the “Current Assets” shall not include (a) any deferred Tax assets, (b) any Materials and Supplies Inventory that qualifies as Construction Work in Progress or (c) any prepaid expenses that do not relate to corresponding obligations of the Trafigura Terminal Entities after the Closing, including any prepaid insurance amounts.

“Current Liabilities” means trade account payables, deferred revenue, construction billings and accrued liabilities for expenses that have been incurred and that are reasonably expected to become due within one year for known obligations, in each case, of the Trafigura Terminal Entities, and determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements; provided that the “Current Liabilities” shall not include (a) any Income Tax liabilities, (b) Transfer Taxes subject to Section 5.6 or (c) any of the Indebtedness described in Section 5.14.

“Damages” has the meaning provided such term in Section 5.3(c).

“Determination Date” has the meaning provided such term in Section 2.4(b)(ii).

“Dollars” and “$” mean the lawful currency of the United States.

“Due Diligence Information” has the meaning provided such term in Section 4.9(b)(iv).

“Effective Time” means 11:59 p.m., Central Standard Time, on the earlier of the Closing Date and September 30, 2014.

“Effective Time Net Working Capital” means an amount equal to the amount of the Current Assets less the Current Liabilities as of the Effective Time.

“Effective Time Target Net Working Capital” means an amount equal to $0.00.

“Employment Offers” has the meaning provided such term in Section 5.15.

“Engineering Firm” has the meaning provided such term in Section 5.13(c).

“Environmental Law” means any and all Laws pertaining to or regulating pollution, environmental protection, worker health and safety, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, treatment, release, emission, discharge, remediation, removal, disposal or transport of a Hazardous Substance, or any other environmental matter, including: the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300f et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq.; and any analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Permits” means any federal, state, local, provincial, foreign, or other permits, license, approval, consent or authorization issued or required by any Governmental Authority under or in connection with any Environmental Laws.

“ERISA Affiliate” means any Person that, together with the Company, is or was at any time within the last six (6) years treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Evaluation Material” has the meaning provided such term in Section 5.3(b).

“Example Statement” has the meaning provided such term in Section 2.4(d).

“Execution Date” has the meaning provided such term in the Preamble.

“Financial Statements” has the meaning provided such term in Section 3.7(a).

“Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.9(c), 3.14, 3.16(e), 3.19, 4.1, 4.2, 4.3, and 4.5.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Taxing Authority.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by, or subject to approval by, any Governmental Authority.

“Hazardous Substance” means any substance that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “contaminant” or “pollutant” or otherwise classified by a Governmental Authority as hazardous or toxic (including asbestos, polychlorinated biphenyls, any crude petroleum and its fractions or derivatives thereof when released into the environment), or any other substance otherwise regulated by a Governmental Authority because of its deleterious qualities in or pursuant to any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state or local Tax imposed on, or measured by, net income.

“Indebtedness” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under any credit agreement or a standby letter of credit or (b) any guaranty with respect to indebtedness for borrowed money of another Person; provided, however, that Indebtedness shall expressly exclude trade payables.

“Individual Contractors” has the meaning provided such term in Section 3.12(b).

“Inspection Indemnitees” has the meaning provided such term in Section 5.3(c).

“Instrument of Transfer” has the meaning provided such term in Section 7.2(b).

“Interim Financial Statements” has the meaning provided such term in Section 3.7(a)(iii).

“Investor” has the meaning provided such term in the Preamble.

“Investor Required Governmental Authorizations” has the meaning provided such term in Section 4.3(a).

“Knowledge” means: (a) with respect to Trafigura, the actual knowledge, without investigation or further inquiry, of the natural Persons identified in Schedule 1.1(a) as “Trafigura’s Persons With Knowledge” and (b) with respect to Investor, the actual knowledge, without investigation or further inquiry, of the natural Persons identified in Schedule 1.1(a) as “Investor’s Persons With Knowledge”.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, Permits, variances, judgments, injunctions, orders and licenses of a Governmental Authority having jurisdiction over the assets or the properties of any Party and the operations thereof.

“Leased Real Property” has the meaning provided such term in Section 3.9(a).

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Authority.

“Lien” means any lien, claim, encroachment, easement, right of way, restriction, charge, pledge, option, mortgage, deed of trust, hypothecation, encumbrance or security interest.

“LLC Agreement” has the meaning provided such term in the Recitals.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Legal Proceedings or of any Claim, default or assessment); provided, however, that any claim for Loss under the indemnities in Article 9 (a) shall be reduced by any payment (including payments on account of insurance of the Company) actually received from a third party or otherwise actually recovered from third parties and (b) shall be net of any associated net benefits actually realized and arising in connection with such Loss. For all purposes in this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means a change, effect, event or occurrence that, individually or in the aggregate with all other such changes, effects, events and occurrences, is materially adverse to the properties, financial condition or results of operations of the Trafigura Terminal Entities and the Trafigura

Terminal Business, taken together as a whole (and calculated net of insurance proceeds), or prevents or materially delays the ability of Trafigura to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any change, effect, event or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (i) this Agreement or any actions taken in compliance with this Agreement (including any delay in connection with actions taken pursuant to Section 5.2(a)), the transactions contemplated hereby, or the pendency or announcement thereof (including any loss of, or adverse change in, the relationship of the Trafigura Terminal Entities with their respective customers, partners, employees, financing sources or suppliers caused by the pendency or announcement of the transactions contemplated by this Agreement), (ii) changes or conditions affecting the petroleum industry (including feedstock pricing, refining, marketing, transportation, terminaling and trading costs and margins) generally or regionally, (iii) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (iv) changes in Law, generally accepted accounting principles, IFRS or regulatory accounting requirements or interpretations thereof, (v) fluctuations in currency exchange rates, (vi) acts of war, insurrection, sabotage or terrorism, (vii) any act or omission to act by Trafigura or the Trafigura Terminal Entities contemplated by this Agreement or taken (or omitted to be taken) at the request of Investor or its Affiliates, or (viii) any Trafigura Terminal Entity’s failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (it being understood, however, that the underlying cause of any such failure may itself constitute a Material Adverse Effect); provided further, however, that any change, effect, event or occurrence referred to in the immediately preceding clauses (ii), (iii), or (vi) shall be taken into account for purposes of determining whether there has been a Material Adverse Effect only to the extent such change, effect, event or occurrence adversely affects the Trafigura Terminal Entities and the Trafigura Terminal Business, taken together as a whole, in a disproportionate manner relative to other companies operating in the industries in which the Trafigura Terminal Entities and the Trafigura Terminal Business operate.

“Material Contract” has the meaning provided such term in Section 3.15(a).

“Materials and Supplies Inventory” means inventories of any site materials, supplies, equipment (including safety equipment), gases and other non-fixed assets for use in servicing the operations of the Trafigura Terminal Entities, the cost of which is greater than $2,500 per invoiced item.

“Member Interest” means a member interest in Newco.

“Newco” means Trafigura JV Acquisition LLC, a Delaware limited liability company.

“Non-Compete Agreement” means that certain Non-Compete Agreement, dated as of the Closing Date, between Trafigura AG and Investor, substantially in the form attached hereto as Exhibit G.

“Non-Reimbursable Damages” has the meaning provided such term in Section 9.6(b).

“Organizational Documents” means any charters, articles of incorporation, certificates of incorporation, certificates of formation, articles of association, bylaws, operating agreements, certificates of limited partnership, partnership agreements, limited liability company agreements, regulations, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.

“Owned Real Property” has the meaning provided such term in Section 3.9(a).

“Parent Guaranties” means (a) that certain Guaranty Agreement, dated as of the Closing Date, by and between Trafigura Beheer B.V. and Investor, substantially in the form attached hereto as Exhibit J, with respect to this Agreement and the LLC Agreement; and (b) those certain Guaranty Agreements, dated as of the Closing Date, by and between Trafigura Beheer B.V. and the Trafigura Terminal Entity in each case set forth therein, each substantially in the form attached hereto as Exhibit K, with respect to those certain agreements listed in clauses (i) through (v) under the definition of “Commercial Agreements.”

“Parties” has the meaning provided such term in the Preamble.

“Permits” means all of the permits, licenses, variances, exemptions, orders, franchises, certificates and approvals of all Governmental Authorities necessary to conduct the Trafigura Terminal Business in compliance with all Laws.

“Permitted Liens” means (i) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Trafigura or the Trafigura Terminal Entities, (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property and not violated by the current use and operation of the Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property or that would be disclosed by an inspection or accurate survey of any parcel of Real Property, in each case which do not, and under which there is no default by Trafigura or any Trafigura Terminal Entity or, to the Knowledge of Trafigura, any counterparty thereto, that would, materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with Newco’s or the Trafigura Terminal Entities’ businesses, (v) public roads and highways, (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vii) purchase money liens and liens securing rental payments under capital lease arrangements under which there is no default by Trafigura or any Trafigura Terminal Entity or, to the Knowledge of Trafigura, any counterparty thereto, (viii) Liens contained in the Organizational Documents of any of the Trafigura Terminal Entities and (ix) Liens arising under any of the Commercial Agreements.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Plan” means each employee benefit plan, equity purchase, equity option, severance, retention, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and each other employee benefit plan, agreement, program, policy or other arrangement sponsored, maintained, contributed to, or required to be contributed to by Trafigura or any of its Affiliates under which (i) any Trafigura Terminal Service Provider has any present or future right to benefits or (ii) any of the Trafigura Terminal Entities has or could have any liability, contingent or otherwise, including as a result of being an ERISA Affiliate.

“Policy” has the meaning provided such term in Section 3.17.

“Post-Closing Statement” has the meaning provided such term in Section 2.4(b).

“Preliminary Settlement Statement” has the meaning provided such term in Section 2.4(a).

“Property/Construction Loss” has the meaning provided such term in Section 5.13(a).

“Real Property” has the meaning provided such term in Section 3.9(a).

“Real Property Leases” has the meaning provided such term in Section 3.9(a).

“Records” has the meaning provided such term in Section 9.7.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the indoor or outdoor areas, air (within buildings or otherwise), surface water, groundwater or land, including land surface or sub-surface.

“Repair” means to repair the damage, destruction or other casualty losses giving rise to a Property/Construction Loss such that the affected Company Assets are restored to their condition immediately prior to the occurrence of such Property/Construction Loss, and, to the extent that the facts and circumstances giving rise to such Property/Construction Loss also result in the Release of any Hazardous Substances, “Repair” shall include the taking of any remedial, removal, clean-up, or corrective action required under Environmental Law to cure any such release.

“Repair Cost” means the aggregate cost required to Repair a Property/Construction Loss, as determined pursuant to Section 5.13(c).

“Repair Time” has the meaning provided such term in Section 5.13(c).

“Representatives” means a Person’s directors, managers, partners, officers, employees, duly authorized agents, or professional advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of such advisors).

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Schedule Supplement” has the meaning provided such term in Section 5.12.

“Schedules” means the schedules attached to this Agreement.

“Start Date” has the meaning provided such term in Section 5.15.

“Straddle Period” means, with respect to Newco or any Trafigura Terminal Entity, any taxable period that includes, but does not end at, the Effective Time.  For purposes of this Agreement, (a) the amount of any Taxes based on or measured by income, receipts, production, or expenses attributable to the portion of a Straddle Period ending at the Effective Time shall be determined based on an interim closing of the books as of the close of business on the date that includes the Effective Time, (b) in the case of any periodic Taxes imposed in respect of property of a Trafigura Terminal Entity (including, for the avoidance of doubt, any ad valorem, property and similar Taxes, and excluding, for the avoidance of doubt, any Income Tax or other taxes described above in (a)) that apply ratably to a Straddle Period, the amount of any Taxes that relates to the portion of a Straddle Period ending at the Effective Time shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the date that includes the Effective Time and the denominator of which is the number of days in such Straddle Period, and (c) the amount of sales, VAT, withholding and similar transactions-based Taxes (other than Transfer

Taxes subject to Section 5.6) attributable to the portion of a Straddle Period ending at the Effective Time shall include the amount of such Tax arising from transactions that occurred on or prior to the date that includes the Effective Time.  For purposes of clause (b) of the preceding sentence, the period for such Taxes shall begin on the date on which ownership of the applicable property gives rise to liability for the particular Tax and shall end on the day before the next such date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other legal entity of which such Person (either alone or together with any Affiliate of such Person) (i) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) controls the management.

“Target Interim Capital Expenditures” means an amount equal to $80,053,035.

“Tax Proceeding” has the meaning provided such term in Section 5.8.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), unclaimed property, environmental, stamp, leasing, lease, user, excise, duty, franchise, margin, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, occupational, premium, severance, actual or estimated, or other similar charge, including any related interest, penalty or addition thereto, whether disputed or not as well as any liability for the payment of any of the foregoing obligations of another Person as a result of: (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee or successor assuming the obligations of another Person to pay the foregoing amounts.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” means the date that is 180 calendar days after the Execution Date; provided, however, that if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date, then the Termination Date will automatically be extended by an additional 180 calendar days.

“Trademarks” means trademarks, service marks, trade names, trade dress, logos, corporate names and other similar indicia of origin or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing.

“Trafigura” has the meaning provided such term in the Preamble.

“Trafigura Marks” means all of the Trademarks and trade names containing “TRAFIGURA”, including those listed on Schedule 1.1(b).

“Trafigura Required Governmental Authorizations” has the meaning provided such term in Section 3.5(a).

“Trafigura Taxes” means, without duplication, (a) all Taxes of Newco or any Trafigura Terminal Entity attributable to a taxable period ending at or prior to the Effective Time; (b) all Taxes of Newco or any Trafigura Terminal Entity attributable to the portion of any Straddle Period ending at or prior to the Effective Time; (c) Transfer Taxes for which Trafigura is responsible pursuant to Section 5.6; (d) all Income Taxes imposed by any applicable laws on Trafigura; (e) any obligation of Newco or a Trafigura Terminal Entity to pay the Taxes of another Person (other than Newco or any Trafigura Terminal Entity) as a transferee or successor, by contract, operation of law, or otherwise to the extent related to an arrangement or transaction entered into, or relationship existing, prior to the Closing; (f) all Taxes of Newco or any Trafigura Terminal Entity attributable to transactions outside the ordinary course of business occurring between the Effective Time and the Closing Date; and (g) any penalties imposed on or with respect to Newco or a Trafigura Terminal Entity attributable to an incorrect, incomplete or late filed federal excise Tax Return required to be filed on or prior to the Closing Date.

“Trafigura Terminal Business” means the business of the Trafigura Terminal Entities as conducted over the 12 months prior to the Execution Date, including the ownership and operation of the Company Assets and Real Property.

“Trafigura Terminal Entities” has the meaning provided such term in Section 3.4(a).

“Trafigura Terminal Service Providers” means the officers and employees of any of the Trafigura Terminal Entities.

“Transaction Documents” means this Agreement, the Instrument of Transfer, the Confidentiality Agreement, the Commercial Agreements, the Parent Guaranties, the Transition Services Agreement and any other agreement or document that may be required to be executed to consummate the transactions contemplated hereby or thereby.

“Transfer Taxes” has the meaning provided such term in Section 5.6.

“Transferred Employees” has the meaning provided such term in Section 5.15.

“Transition Services Agreement” has the meaning provided such term in Section 7.2(c).

“TTE Plan” means each Plan, if any, sponsored, maintained, contributed to, or required to be contributed to, solely by one or more of the Trafigura Terminal Entities.

“Unanimous Consent” means a unanimous joint written consent of the members of Newco and the board of directors of Newco in a form reasonably mutually agreeable to the Parties, authorizing the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of the Commercial Agreements.

“Unaudited 2013 Financial Statements” has the meaning provided such term in Section 3.7(a)(ii).

“Warranty Breach” has the meaning provided such term in Section 9.2(a).

ARTICLE 2
CONTRIBUTION AND RELATED MATTERS

Section 2.1                                    Formation and Operation of Newco.  Prior to the Closing Date, Trafigura shall file a Certificate of Formation for Newco in accordance with the Delaware Limited Liability Company Act and adopt a Limited Liability Company Agreement of Newco.  Trafigura shall cause Newco to refrain from any business activities prior to the Closing, other than obtaining an employer Tax identification number, bank account and any other activities that are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.2                                    Contributions to Newco; Distribution to Trafigura.

(a)                                 Contribution from Trafigura of the Contributed Interests.  Subject to the express terms and conditions hereof, at the Closing, Trafigura shall contribute, convey, assign, transfer and deliver the Contributed Interests to Newco, and Newco shall acquire and accept the Contributed Interests, in exchange for (i) a 20% Member Interest to be issued by Newco to Trafigura and (ii) the right of Trafigura to receive a distribution from Newco in the amount equal to the Adjusted Distribution Amount, as, in whole or in part, reimbursement for certain preformation capital expenditures within the meaning of Treasury regulation section 1.707-4(d).

(b)                                 Contribution from Investor of the Closing Amount.  Subject to the express terms and conditions hereof, at the Closing, in exchange for an 80% Member Interest to be issued by Newco to Investor, Investor shall contribute to Newco, and Newco shall accept as a contribution to the capital of Newco, cash in the aggregate amount equal to the Closing Amount.

(c)                                  Distribution from Newco to Trafigura.  Subject to the express terms and conditions hereof, at the Closing, Newco shall distribute to Trafigura, and Trafigura shall accept the distribution of, cash in the aggregate amount equal to the Adjusted Distribution Amount pursuant to Section 2.3, consisting of the Closing Amount.  The Parties intend that the distribution under this Section 2.2(c) be treated, in whole or in part, as a reimbursement for certain preformation capital expenditures within the meaning of Treasury regulation section 1.707-4(d).

Section 2.3                                    Adjusted Distribution Amount.  In connection with the contribution of the Contributed Interests by Trafigura, Trafigura shall be entitled to receive a distribution from Newco equal to $860,000,000 (the “Base Distribution Amount”), adjusted as follows (the adjusted amount being the “Adjusted Distribution Amount”):

(a)                                 (i) decreased by 80% of the amount of cash or cash equivalents of the Trafigura Terminal Entities distributed by those entities from and after the Effective Time until the Closing to Trafigura or any of its Affiliates (other than any of the Trafigura Terminal Entities) and (ii) increased by 80% of the amount of any cash or cash equivalents contributed to the Trafigura Terminal Entities from and after the Effective Time until the Closing by Trafigura or any of its Affiliates (other than the any of Trafigura Terminal Entities);

(b)                                 (i) increased by 80% of the amount by which the Effective Time Net Working Capital exceeds the Effective Time Target Net Working Capital or (ii) decreased by 80% of the amount by which the Effective Time Target Net Working Capital exceeds the Effective Time Net Working Capital, as the case may be;

(c)                                  (i) increased by 80% of any amounts paid (in compliance with the provisions of Section 5.1) by Trafigura or any of its Affiliates (other than any of the Trafigura Terminal Entities) on behalf of the Trafigura Terminal Entities (other than payments to Trafigura or any of its Affiliates) from and after the Effective Time and prior to Closing and (ii) decreased by 80% of any amounts or other assets paid or distributed by any of the Trafigura Terminal Entities on behalf of Trafigura or any of its Affiliates (other than any of the Trafigura Terminal Entities) from and after the Effective Time and prior to and including the Closing Date;

(d)                                 without duplication of decreases for Current Liabilities pursuant to Section 2.3(b), decreased by 80% of the amount of all outstanding balances then drawn under Indebtedness of the Trafigura Terminal Entities as of the Effective Time; and

(e)                                  (i) decreased by 80% of the amount by which the Target Interim Capital Expenditures exceeds the actual amount of capital expenditures for ongoing projects made by the Trafigura Terminal Entities during the period from June 30, 2014 to the Effective Time in furtherance of completion of the projects listed on Schedule 2.3(e) and consisting of expenditures of the same types included in the Trafigura Terminal Entities’ capital expenditure budgets attached hereto as Schedule 5.1(o) (the “Actual Capital Expenditures”) and (ii) increased by 80% of the amount by which the Actual Capital Expenditures exceeds the Target Interim Capital Expenditures.

In calculating the Adjusted Distribution Amount pursuant to this Section 2.3, no adjustment may be accounted for in more than one of the paragraphs (a) through (e) above or in any manner which would result in the duplication of an item of, or amount included in, any adjustment.

Section 2.4                                    Closing Amount and Post-Closing Adjustments.

(a)                                 Not later than five (5) Business Days prior to the Closing Date, Trafigura shall prepare and deliver to Investor a settlement statement (the “Preliminary Settlement Statement”) that contains a reasonably detailed and good faith estimate of the Adjusted Distribution Amount giving effect to Trafigura’s good faith estimate of the adjustments provided for in Section 2.3 (or, if then determinable, the final amounts thereof). If Investor disputes any amounts or adjustments set forth in the Preliminary Settlement Statement, Investor and Trafigura shall negotiate in good faith to resolve any such dispute by the Closing Date. If the Parties cannot resolve the dispute, then the amount of the estimated Adjusted Distribution Amount set forth in the Preliminary Settlement Statement delivered by Trafigura in accordance with this Section 2.4(a), as adjusted by such other adjustments to which the Parties have agreed, shall constitute the dollar amount to be paid by Investor to Newco and which Newco shall promptly distribute to Trafigura pursuant to Section 2.3 at the Closing (the “Closing Amount”).

(b)                                 Not later than the sixtieth (60th) day following the Closing Date, Trafigura shall prepare and deliver to Investor a statement (the “Post-Closing Statement”) setting forth Trafigura’s final calculation of the Adjusted Distribution Amount. Trafigura shall thereafter provide to Investor such additional data and information as Investor may reasonably request to verify the amounts reflected on the Post-Closing Statement (and reasonable access to Trafigura’s personnel, including internal accountants, which access shall not unreasonably disrupt Trafigura’s day-to-day operations) to permit Investor to perform or cause to be performed an audit. As soon as reasonably practicable, but not later than the sixtieth (60th) day following receipt of the Post-Closing Statement hereunder, Investor shall deliver to Trafigura a written report (an “Adjustment Notice”) containing any changes Investor proposes to be made in the Post-Closing Statement. Investor shall be deemed to have accepted and agreed to all items in the Post-Closing Statement, other than such matters that are proposed to be changed in any Adjustment Notice (it being understood that if Investor does not deliver to Trafigura an Adjustment Notice within such sixty (60) day period, then Investor shall be deemed to have accepted and agreed to all items in the Post-Closing Statement). The Parties shall undertake to agree on the final Adjusted Distribution Amount no later than thirty (30) Business Days after delivery of any Adjustment Notice in accordance with the foregoing. If an Adjustment Notice is delivered in accordance with the foregoing and the final Adjusted Distribution Amount is:

(i)                                     mutually agreed upon in writing by Trafigura and Investor during such thirty (30) Business Day period or if Investor does not deliver an Adjustment Notice within the sixty (60) day period described above, the final Adjusted Distribution Amount set forth in the Post-Closing Statement shall be considered conclusive and binding on the Parties; or

(ii)                                  not mutually agreed upon by Trafigura and Investor during such thirty (30) Business Day period described above, then the Parties shall mutually select an internationally recognized, independent accounting firm (the “Accountant”) to resolve any disagreements. Should the Parties fail to agree on an accounting firm within thirty (30) Business Days following the thirty (30) Business Days period set forth in Section 2.4(b) above or should such accounting firm fail or refuse to agree to serve as the Accountant within ten (10) days after written request from the Parties to serve, and should the Parties fail to agree in writing on a replacement Accountant within five (5) days after the end of that ten (10) day period, or should no replacement Accountant agree to serve within fifteen (15) days after the original written request pursuant to this sentence, the Accountant shall be appointed by the American Arbitration Association. In connection with the engagement of the Accountant, each of Trafigura and Investor shall execute such engagement, indemnity and other agreements as the Accountant and the American Arbitration Association shall require as a condition to such engagement. The review and resolution of the Parties’ disputes by the Accountant pursuant to this Section 2.4(b)(ii) shall take place in Houston, Texas. The Accountant shall determine as promptly as practicable, but in any event within thirty (30) days after the selection of the Accountant, based solely on (A) written submissions provided to the Accountant by Investor and Trafigura within ten (10) days following the Accountant’s selection (and without independent investigation on the part of the Accountant) and (B) the terms and provisions of this Agreement, whether and to what extent (if any) Trafigura’s Post-Closing Statement requires adjustment. In resolving any disputed item, the Accountant shall act as an expert and not an arbitrator and shall resolve only the items set forth in the Adjustment Notice that are still in dispute and may not assign a value to any item greater than the higher value for such item claimed by either Party or less than the lower value for such item claimed by either Party. The Accountant may not award damages or penalties. Each Party shall bear its own legal fees and other costs of presenting its case to the Accountant, and one half of the costs and expenses of the Accountant and the American Arbitration Association incurred in resolving such disputed matters. The determination of the Accountant shall be final, conclusive and binding on the Parties. The date on which the final Adjusted Distribution Amount is finally determined in accordance with Section 2.4(b)(i) or this Section 2.4(b)(ii) is referred to as the “Determination Date.”

(c)                                  Any difference between (i) the Closing Amount and (ii) the final Adjusted Distribution Amount shall be paid by the owing Party to the owed Party within five (5) Business Days of the Determination Date by way of a contribution by the owing Party to Newco and a distribution by Newco to the owed Party.

(d)                                 Set forth on Schedule 2.4(d) is an example Post-Closing Statement using September 30, 2013 as the date that includes the Effective Time and December 31, 2013 as the Closing Date (the “Example Statement”).  Each of the Preliminary Settlement Statement and Post-Closing Statement shall be prepared using the same methodology as the Example Statement.

(e)                                  Investor shall reasonably assist Trafigura in Trafigura’s preparation of the Post-Closing Statement of the Adjusted Distribution Amount under Section 2.4(b), by furnishing relevant information in Investor’s possession, reasonable access to personnel and such other assistance as may be reasonably requested by Trafigura to facilitate such process post-Closing, which access to personnel shall not unreasonably disrupt Investor’s day-to-day operations.

(f)                                   All payments made or to be made under this Agreement by one party to the other party shall be made by electronic transfer of immediately available funds to the receiving party’s account set forth in Schedule 2.4(f), or to such other bank and account as may be specified by the receiving party in writing to the paying party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING TRAFIGURA

Subject to Section 3.20, Trafigura hereby represents and warrants to Investor, as of the date hereof and as of the Closing Date, as follows:

Section 3.1                                    Status of Trafigura, the Company and Newco.

(a)                                 Trafigura is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Trafigura has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b)                                 The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The Company has the necessary limited liability company power and authority to carry on its business as now being conducted and is qualified to do business in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so formed or validly existing, to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  As of the Closing (including execution by Trafigura and Investor of the LLC Agreement), Newco will be a limited liability company duly formed and validly existing under the laws of the State of Delaware and will have all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

Section 3.2                                    Authority; Enforceability.

(a)                                 The execution, delivery and performance of this Agreement have been duly and validly authorized by Trafigura. As of the Closing, the execution, delivery and performance of the Transaction Documents to which Trafigura or any of its Affiliates will be a party will have been duly and validly authorized by Trafigura and such Affiliates, as applicable.

(b)                                 This Agreement has been duly executed by Trafigura and constitutes, and, as of the Closing, each of the other Transaction Documents to which Trafigura or any of its Affiliates will be a party will be duly executed and constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto (other than Trafigura and its Affiliates), the valid and binding obligations of Trafigura and such Affiliates, as applicable, enforceable against Trafigura and such Affiliates, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 3.3                                    Capitalization.

(a)                                 The Contributed Interests set forth on Schedule 3.3(a) are the only issued and outstanding equity interests of the Company. The Contributed Interests have been duly authorized and validly issued. As of the Execution Date, Trafigura owns 100% of the Contributed Interests free and clear of all Liens other than (i) as set forth in the Company’s Organizational Documents and (ii) transfer restrictions under applicable Laws. As of the Closing, Newco will own 100% of the Contributed Interests free and clear of all Liens other than (A) as set forth in the Company’s Organizational Documents and (B) transfer restrictions under applicable Laws.

(b)                                 Except for Trafigura’s obligation to contribute, convey, assign, transfer and deliver the Contributed Interests to Newco to the extent required under this Agreement, there are no outstanding options, warrants, conversion or other rights or agreements of any kind for the purchase or acquisition from, or the sale, transfer or issuance by, any Person, of any equity interests in the Company.

(c)                                  Except as set forth on Schedule 3.3(c), the Trafigura Terminal Entities do not have any Indebtedness.

Section 3.4                                    Subsidiaries.

(a)                                 Schedule 3.4 sets forth (i) the name and jurisdiction of organization of each Subsidiary of the Company (collectively, the “Company Subsidiaries” and together with the Company, the “Trafigura Terminal Entities”) and (ii) the number or amount of issued and outstanding shares of capital stock or other equity interests of each such Company Subsidiary and the names of the record holders thereof. All of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries (A) have been duly authorized and validly issued and (B) are owned by the owners thereof as set out on Schedule 3.4 and, as of the Closing, will be owned by the Company, in each case free and clear of any Liens (except (1) as provided in the Organizational Documents of the applicable Company Subsidiary and (2) for transfer restrictions under applicable Laws).  Except as provided in this Agreement, there are no outstanding options, warrants, conversion or other rights or agreements of any kind for the purchase or acquisition from, or issuance, sale or transfer to, any Person of any equity interests in any Company Subsidiary.  Except for the equity interests in the Company Subsidiaries, the Trafigura Terminal Entities do not have any equity interest or investment in, nor do they guarantee any obligation for, or provide any credit support for, any other Person.

(b)                                 Each of the Company Subsidiaries is duly formed and validly existing under the laws of the jurisdiction of its organization, has the necessary limited liability company power and authority to carry on its business as it is now being conducted and is qualified to do business in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so formed and existing or to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5                                    No Conflict.

(a)                                 Except for those set forth on Schedule 3.5(a) (collectively, the “Trafigura Required Governmental Authorizations”), no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of Trafigura or any of the Trafigura Terminal Entities in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except those that may be required because of Investor’s participation in the transactions contemplated by this Agreement, and those customarily given or obtained post-closing for transactions of this type.

(b)                                 Except as set forth on Schedule 3.5(b), and assuming receipt of the Trafigura Required Governmental Authorizations, the execution and delivery of this Agreement and, as of Closing, the other Transaction Documents, by Trafigura and any of its Affiliates, as applicable, and the performance by Trafigura and such Affiliates, as applicable, of their respective obligations hereunder and, as of Closing, Trafigura’s and its Affiliates’ respective obligations thereunder, will not result in (i) any conflict with the respective Organizational Documents of Trafigura, any such Affiliate of Trafigura or any of the Trafigura Terminal Entities, (ii) any material breach or violation of or default under, or constitute or give rise to a termination or right of termination of, any Material Contract, Real Property Lease or Permit, (iii) a material violation of or default under any Law or Governmental Authorization to which Trafigura or any of the Trafigura Terminal Entities is subject, or (iv) any Liens on any of the properties or assets of the Trafigura Terminal Entities, other than Permitted Liens.

Section 3.6                                    Legal Proceedings with Respect to Transaction.  There are no Legal Proceedings pending or, to the Knowledge of Trafigura, threatened that (a) challenge the validity or enforceability of the obligations of Trafigura under this Agreement or the obligations of Trafigura or any of its Affiliates (including any Trafigura Terminal Entity), as applicable, under the other Transaction Documents to which Trafigura or any such Affiliate is or will be a party, or (b) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Trafigura of the transactions contemplated herein or therein.

Section 3.7                                    Financial Matters.

(a)                                 Set forth on Schedule 3.7(a) are the following financial statements (collectively, the “Financial Statements”):

(i)                                     the audited combined balance sheet of the Company and its Subsidiaries, excluding Trafigura Field Services LLC, as of September 30, 2013, and the related audited combined income statement and statement of cash flows of the Company and its Subsidiaries, excluding Trafigura Field Services LLC, for the year then ended;

(ii)                                  the unaudited balance sheet of Trafigura Field Services LLC, as of September 30, 2013, and the related unaudited income statement and statement of cash flows of Trafigura Field Services LLC for the year then ended (the “Unaudited 2013 Financial Statements”); and

(iii)                               the unaudited combined balance sheet of the Company and its Subsidiaries, including Trafigura Field Services LLC, as of June 30, 2014, and the related unaudited income statement and statement of cash flows of the Company and its Subsidiaries for the nine (9) month period then ended (the “Interim Financial Statements”).

(b)                                 Except as disclosed in Schedule 3.7(b), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP), subject, (A) in the case of the Interim Financial Statements, to normal, recurring year-end and quarterly adjustments, the absence of a combined statement of parent’s net investment and the absence of footnote disclosures required by GAAP, and (B) in the case of the Unaudited 2013 Financial Statements, to the absence of footnote disclosures required by GAAP, and (ii) fairly present in all material respects the financial condition and results of operations of the Trafigura Terminal Entities at the respective dates and for the respective periods described above.

(c)                                  Since June 30, 2014, none of the Trafigura Terminal Entities has incurred any obligation or liability of any type (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP applied on a basis consistent with the balance sheet as of June 30, 2014 included in the Interim Financial Statements, other than any such liabilities or obligations that have been incurred in the ordinary course of business since such date and are not material in amount or significance or as described on Schedule 3.7(c).

(d)                                 Except as set forth on Schedule 3.7(d), there are no outstanding guarantees, letters of credit or other credit support issued as security or support for any obligation of any Trafigura Terminal Entity.

Section 3.8                                    Absence of Certain Changes.  Except as set forth on Schedule 3.8 or as contemplated by this Agreement, since June 30, 2014:

(a)                                 none of the Trafigura Terminal Entities has amended its Organizational Documents;

(b)                                 the Company has not, by repurchase, redemption or otherwise, acquired any equity interests from its equity holders or former equity holders;

(c)                                  none of the Trafigura Terminal Entities has issued, granted or sold any equity interests (or options or warrants) or any other securities or obligations convertible into or exchangeable for any of its equity interests;

(d)                                 none of the Trafigura Terminal Entities has mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) any Real Property or other material assets or properties of the Trafigura Terminal Entities;

(e)                                  none of the Trafigura Terminal Entities has (i) increased the base salary or base wages payable to any of the Trafigura Terminal Service Providers, other than normal and customary increases consistent with past practice or increases that otherwise were required by a Trafigura Terminal Entity’s obligations pursuant to applicable Laws, (ii) increased severance obligations payable to any of the Trafigura Terminal Service Providers, or (iii) made or committed to make any bonus payment to any of the Trafigura Terminal Service Providers other than in the ordinary course of business consistent with past practices;

(f)                                   none of the Trafigura Terminal Entities has acquired by merger, consolidation or otherwise any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(g)                                  with respect to the Trafigura Terminal Entities, no adjustments pursuant to Section 481(a) of the Code or any similar provision of Law have been made or proposed, no application is pending with any Taxing Authority requesting permission for any changes in accounting methods, no closing agreement pursuant to Section 7121 of the Code or any similar provision of Law has been entered into nor has any audit or other proceeding as to Taxes been settled, no request of any extension of time within which to file any Tax Return has been made (which Tax Return has not since been filed), no material Tax election has been made or changed, no material tax accounting method or practice has been changed, and no extension or waiver of the statute of limitations for the assessment or collection of Taxes has been granted (which Taxes have not since been paid);

(h)                                 none of the Trafigura Terminal Entities has changed in any material respect its accounting practices or principles except as required by GAAP;

(i)                                     none of the Trafigura Terminal Entities has made any sale, assignment or transfer of assets other than in the ordinary course of business;

(j)                                    none of the Trafigura Terminal Entities has waived or released any claim or right or cancelled any Indebtedness held by any Trafigura Terminal Entity other than pursuant to Section 5.14; and

(k)                                 neither the Company nor any other Trafigura Terminal Entity, as applicable, has agreed to do any of the foregoing.

Section 3.9                                    Real Property; Other Trafigura Terminal Assets.

(a)                                 Schedule 3.9(a) contains a complete list of (i) all material real property owned by the Trafigura Terminal Entities (collectively, the “Owned Real Property”), (ii) to the Knowledge of Trafigura, all material interests in real property (including all easements, rights of way and similar interests therein) held by the Trafigura Terminal Entities (collectively, the “Easements”), and (iii) all material leases, subleases or licenses of real property (collectively, the “Real Property Leases”) to which any Trafigura Terminal Entity is a party or by which any of them holds a leasehold interest (such real property in which a leasehold interest is held, the “Leased Real Property”; together with the Owned Real Property and the Easements, collectively, “Real Property”).  Except as set forth in Schedule 3.9(a), (A) other than the Real Property Leases under which a Trafigura Terminal Entity is the lessor or pursuant to Permitted Liens, no Owned Real Property is subject to any leases, subleases, licenses or other occupancy agreements, (B) each Real Property Lease is a valid and binding obligation of the Trafigura Terminal Entity party thereto and is in full force and effect in accordance with its terms, (C) no Trafigura Terminal Entity has received notice that it is in default under any Real Property Lease or Easement, (D) there exists no default (and no event has occurred which, with notice or lapse of time would constitute a default) by any Trafigura Terminal Entity or, to the Knowledge of Trafigura, any other party, under any Real Property Lease or Easement and (E) to the Knowledge of Trafigura, each Easement is in full force and effect in accordance with its terms.  Except as set forth in Schedule 3.9(a), (1) there are no subleases or any other similar agreements relating to a Trafigura Terminal Entity’s interest in the Real Property Leases, the Leased Real Property or the Easements, (2) none of the Trafigura Terminal Entities is bound by any option, right of first refusal, right of first offer, purchase or other agreement to sell or otherwise dispose of any Real Property or any other interest in any Real Property, and (3) none of the Trafigura Terminal Entities has assigned, transferred, conveyed, mortgaged, or encumbered any interest in any Leased Real Property, and all of the Trafigura Terminal Entities enjoy peaceful and undisturbed possession of the Leased Real Property.  Each Trafigura Terminal Entity listed as an owner, lessee or holder of Real Property on Schedule 3.9(a) (x) has good, valid and indefeasible title to that Owned Real Property which it is listed as owning, (y) has a good, valid and marketable leasehold interest in that Leased Real Property which it is listed as leasing, and (z) has a good, valid and indefeasible interest in the Easements which it is listed as holding, in each case, free and clear of all Liens, except for Permitted Liens.  Other than the Real Property, no other material real property or interests in material real property (other than easements, rights of way and similar interests) and, to Trafigura’s Knowledge, no other material easements, rights of way or similar interests, are used in the Trafigura Terminal Business.  No condemnation proceedings are pending or, to Trafigura’s Knowledge, threatened with respect to any Real Property.  True, correct and complete copies of all Real Property Leases (together with all estoppels related thereto and all subordination and non-disturbance agreements in effect as of the date hereof related thereto), Easements, Permits, Governmental Authorizations and existing surveys and policies of title insurance, if any, relating to the Real Property and/or the Trafigura Terminal Business in the possession of any Trafigura Terminal Entity have been made available to Investor.

(b)                                 Except as set forth on Schedule 3.9(b), the Trafigura Terminal Entities own or have the right to use all of the assets used in the conduct of the Trafigura Terminal Business. Trafigura does not have any Knowledge of conditions or facts that would be reasonably likely to materially and adversely affect or delay the completion of the Trafigura Terminal Entities’ capital projects set forth on Schedule 5.1(o) or, assuming the successful completion of such projects, Investor’s ability to perform its obligations under the Commercial Agreements following the Closing.

(c)                                  Except as set forth on Schedule 3.9(c), to the Knowledge of Trafigura, there exists no unrecorded Lien (other than Permitted Liens) that would result in loss or damage being sustained or incurred by any Trafigura Terminal Entity which loss or damage would be insured against as a covered risk under a validly issued TLTA owner’s policy of title insurance with non-imputation endorsement applicable to the transactions contemplated hereby, nor, to the Knowledge of Trafigura, has any Trafigura Terminal Entity done anything to create any such unrecorded Lien (other than Permitted Liens).

Section 3.10                             Governmental Authorizations; Compliance with Law.  Except as otherwise set forth in Schedule 3.10, (a) each of the Trafigura Terminal Entities holds all Governmental Authorizations necessary for the conduct of their respective businesses as presently conducted; (b) each of the Trafigura Terminal Entities is in material compliance with all such Governmental Authorizations and applicable Laws, (c) no Trafigura Terminal Entity has received written notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws and (d) to the Knowledge of Trafigura, the Company Assets have been constructed in material compliance with applicable Laws.

Section 3.11                             Legal Proceedings with Respect to Trafigura Terminal Entities and Business.  Except as set forth in the Financial Statements (including the notes thereto) or as set forth on Schedule 3.11, (a) there is no Legal Proceeding pending or, to the Knowledge of Trafigura, threatened, against any of the Trafigura Terminal Entities, and (b) there is no order, judgment or decree issued or entered by any Governmental Authority imposed upon any Trafigura Terminal Entity. None of the Legal Proceedings set forth in Schedule 3.11, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12                             Labor Matters.

(a)                                 There are not, and since the later of (i) January 1, 2010 and (ii) the date on which Trafigura began to control the applicable Trafigura Terminal Entity there have not been, any strikes, material labor disputes, unfair labor practice charges, slow-downs or work stoppages or similar material labor difficulties pending or, to the Knowledge of Trafigura, threatened against any Trafigura Terminal Entity.  None of the Trafigura Terminal Entities is a party or subject to any collective bargaining agreement covering any Trafigura Terminal Service Provider, nor is any such agreement presently being negotiated, nor is there any claim by any labor organization that it represents any Trafigura Terminal Entity employee.

(b)                                 Schedule 3.12(b) sets forth, as of the date hereof: (i) a true and complete list of all Trafigura Terminal Service Providers and all individual contractors and consultants who are natural persons and engaged directly (and not through any third-party entity) by a Trafigura Terminal Entity (the “Individual Contractors”); (ii) the base compensation and benefits of each such Trafigura Terminal Service Provider and Individual Contractor; (iii) the title, position and/or job classification held by each such Trafigura Terminal Service Provider and Individual Contractor; and (iv) whether each Trafigura

Terminal Service Provider is treated as “exempt” or “non-exempt” for purposes of federal, state and/or local laws governing the potential payment of overtime.  Except as set forth in Schedule 3.12(b), all Trafigura Terminal Service Providers who are performing services for any Trafigura Terminal Entity in the United States are legally permitted to perform such services in the United States.

Section 3.13                             Taxes.  Except as set forth on Schedule 3.13:

(a)                                 with respect to the Trafigura Terminal Entities, Newco, and the Trafigura Terminal Business, (i) all income and other material Tax Returns required to be filed have been timely filed and all such Tax Returns are complete and accurate in all material respects, (ii) all Taxes due and owing have been paid (whether or not shown on a Tax Return), (iii) there is no audit or examination by any Taxing Authority relating to a material amount of Taxes currently pending, nor to Trafigura’s knowledge, threatened, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any material Tax and no actions, proceedings, investigations or claims are pending with respect to any material amount of Tax, (iv) there are no Liens currently outstanding as to Taxes, other than Permitted Liens, (v) all withholding Tax requirements have been timely satisfied in full; and (vi) no item of income will be required to be included in, and no item of deduction will be required to be excluded from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (A) any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in method of accounting on or before the Closing Date for a taxable period ending on or before the Closing Date, (B) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or before the Closing Date, (C) any installment sale or open transaction disposition made on or before the Closing Date, or (D) any prepaid amount received on or before the Closing Date to the extent that such prepaid amount was included as a Current Asset on the Post-Closing Statement and was not offset by a corresponding Current Liability (e.g., an item of deferred revenue); and

(b)                                 for U.S. federal income Tax purposes, each Trafigura Terminal Entity and each predecessor entity thereof, is and has always been classified as an entity that is disregarded as separate from Trafigura.

Section 3.14                             Environmental Matters.

(a)                                 Except as set forth on Schedule 3.14:

(i)                                     the Trafigura Terminal Entities have obtained the New Source Review permit number 109923, and all other material Environmental Permits required for the operation of the Trafigura Terminal Business as currently operated;

(ii)                                  the Trafigura Terminal Entities are, and, for the five (5) years preceding the Closing Date have been, in material compliance with all Environmental Laws;

(iii)                               no Trafigura Terminal Entity has received any written notice alleging that it may be liable for remediation at any location where there has been a Release of Hazardous Substances associated with the Trafigura Terminal Entities;

(iv)                              there is no pending order, injunction or decree applicable to any of the Trafigura Terminal Entities or arising from any violation of Environmental Laws or any Release of Hazardous Substances; and

(v)                                 to the Knowledge of Trafigura, the environmental reports included in the Due Diligence Information are all of the material environmental reports prepared by third-party consultants (but excluding any customer compliance audits or assessments) relating to the Company Assets or Real Property and within the Trafigura Terminal Entities’ possession or control.

(b)                                 To the Knowledge of Trafigura, the Trafigura Terminal Entities have applied for all material Environmental Permits that will be required for the commissioning and operation of the splitter units contemplated by New Source Review permit number 109923.  Schedule 3.14(b) lists all such material Environmental Permits and the status of the Trafigura Terminal Entities’ efforts to obtain such material Environmental Permits.

Section 3.15                             Material Contracts.

(a)                                 Except for the Contracts listed on Schedule 3.15 (the “Material Contracts”), the Real Property Leases, Plans, the Transaction Documents and any Contracts entered into following the Execution Date in accordance with Section 5.1, no Trafigura Terminal Entity is a party to or bound by any of the following:

(i)                                     any Contract for the storage of liquid petroleum products (including crude, condensate, LPGs, refined products, residual oil, fuel oil, asphalt or naphtha) that will not be terminated prior to the Closing that provides for the future payment by or to a Trafigura Terminal Entity of more than $1,000,000 per annum;

(ii)                                  any Contract for the supply of goods or services to a Trafigura Terminal Entity that will not be terminated prior to the Closing and that provides for future payments by or to a Trafigura Terminal Entity of more than $1,000,000 per annum;

(iii)                               any Contract for the sale or purchase of any material asset that provides for the future payment by a Trafigura Terminal Entity of more than $1,000,000 per annum;

(iv)                              any Contract that grants to any Person a right to purchase any material assets of Trafigura Terminal Entities;

(v)                                 any Contract that contains covenants that materially limit or purport to limit the ability of any Trafigura Terminal Entity to compete in any line of business or with any Person in any geographic area;

(vi)                              any commitment to make any capital expenditure or to purchase a capital asset in excess of $1,000,000 per annum;

(vii)                           any agreement with Trafigura or any Affiliate of Trafigura (other than Trafigura Terminal Entities);

(viii)                        any Contract entered into or assumed by any of the Trafigura Terminal Entities providing for indemnification of any Person, other than entered into or assumed in the ordinary course of business consistent with past practice;

(ix)                              any Contract which relates to Indebtedness under which any Trafigura Terminal Entity has outstanding obligations;

(x)                                 any Contract under which any of the Trafigura Terminal Entities has directly or indirectly guaranteed any liabilities or obligations of a third party;

(xi)                              any employment agreement, severance or change of control agreement in place with any Trafigura Terminal Service Provider; or

(xii)                           any other Contract not otherwise described in clauses (i) through (xi) above which is material to the Trafigura Terminal Entities or the Trafigura Terminal Business.

(b)                                 Each Material Contract, as of the Execution Date, is in full force and effect and constitutes a legal, valid and binding agreement of the applicable Trafigura Terminal Entity, enforceable against the applicable Trafigura Terminal Entity and, to the Knowledge of Trafigura, each counterparty thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles).  None of the Trafigura Terminal Entities has received written notification that any Material Contract is not in full force and effect, or that any Trafigura Terminal Entity or any other party thereto has breached its obligations thereunder, and, to the Knowledge of Trafigura, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a material breach or violation of, or a material default under, the terms of any Material Contract by any Trafigura Terminal Entity.

Section 3.16                             Employee Benefits.

(a)                                 Schedule 3.16(a) (i) contains a true and complete list of each Plan (other than Plans to which any Trafigura Terminal Entity contributes (or has an obligation to contribute) pursuant to applicable Law and that are sponsored or maintained by a Governmental Authority) and (ii) separately identifies each TTE Plan.

(b)                                 With respect to each TTE Plan, Trafigura has made available to Investor a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof, including all amendments thereto, and, to the extent applicable, (i) any summary plan description, and (ii) the most recent actuarial valuation reports, if any.

(c)                                  Each TTE Plan (i) has been established, maintained and administered in compliance with its terms and all applicable Laws; (ii) if any, that is intended to be qualified pursuant to applicable Law is so qualified and has received notification from the appropriate Governmental Authority as to its qualification, and, to the Knowledge of Trafigura, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (iii) if any, that is required to be funded is fully funded and with respect to all other Plans, adequate reserves therefor have been established on the accounting statements of the applicable Trafigura Terminal Entity, as applicable, and no material liability or obligation of the Trafigura Terminal Entities exists with respect to such TTE Plans.  To the Knowledge of Trafigura, no event has occurred and no condition exists that could reasonably be expected to subject any Trafigura Terminal Entity or Newco, either directly or by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(d)                                 Except as disclosed on Schedule 3.16(d), no TTE Plan exists that, as a result of the execution of this Agreement, approval of this Agreement, or the transactions contemplated by this Agreement, will (i) entitle any Trafigura Terminal Service Provider to change in control pay or benefits, severance pay or benefits or any increase in severance pay or benefits after the Execution Date, (ii) increase any benefits or accelerate the time of payment or vesting of any benefits to any Trafigura

Terminal Service Provider, or (iii) result in any “excess parachute payments” to any Trafigura Terminal Service Provider which would result in the loss of a deduction under Section 280G of the Code or which would be subject to an excise tax under Section 4999 of the Code.  Neither Trafigura nor any of the Trafigura Terminal Entities has the obligation to indemnify, hold harmless or gross-up any Trafigura Terminal Service Provider with respect to (A) any excise Tax imposed under Section 4999 of the Code, or (B) any penalty Tax or interest under Section 409A of Code.

(e)                                  Neither Trafigura nor any of the Trafigura Terminal Entities sponsors, maintains or contributes to, or has any liability, contingent or otherwise, with respect to, any employee benefit plan (i) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA; (ii) which is a multi-employer plan within the meaning of Section 4001(a)(3) of ERISA; or (iii) which has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.  There are no liabilities (contingent or otherwise) with respect to any Plan that would be, or could become, a liability following the Closing Date of the Trafigura Terminal Entities, the Company, Investor, Newco or any of their respective Affiliates.

(f)                                   Neither Trafigura nor any of the Trafigura Terminal Entities provides or is obligated to provide, benefits, including death, health, medical or hospitalization benefits (whether or not insured), with respect to any Trafigura Terminal Service Provider, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law or (ii) death benefits or retirement benefits under any “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA.

Section 3.17                             Insurance.  Schedule 3.17 sets forth each material insurance policy maintained and currently in force (each a “Policy”), which covers the Trafigura Terminal Entities or the Trafigura Terminal Business, properties, assets or employees of the Trafigura Terminal Entities. With respect to each Policy, as of the Execution Date, to the Knowledge of Trafigura, (a) all premiums due have been paid, and no additional premiums are required to be paid other than those set out in the Policies, and (b) the Policies are in full force and effect in accordance with their terms.

Section 3.18                             Related Party Transactions.  Except as set forth on Schedule 3.18, neither Trafigura nor any of its Affiliates (other than the Trafigura Terminal Entities) nor any stockholder, officer, member or manager of Trafigura or any of its Affiliates (including the Trafigura Terminal Entities) (a) is presently a party to any material agreement with any Trafigura Terminal Entity or (b) owns any interest in any assets of any Trafigura Terminal Entity. Except as set forth on Schedule 3.18, no Trafigura Terminal Entity is a creditor of any director, officer, manager or equityholder thereof.

Section 3.19                             Brokers’ Fees.  None of the Trafigura Terminal Entities is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Newco or any of the Trafigura Terminal Entities, and neither Trafigura nor any of the Trafigura Terminal Entities is a party to any agreement which might give rise to any valid claim against Newco or any of the Trafigura Terminal Entities for any such fee or payment.

Section 3.20                             Disclaimer.

(a)                                 Notwithstanding anything to the contrary herein, Trafigura makes no representation or warranty in any provision of this Agreement, the Schedules or otherwise, other than those expressly set forth in this Article 3 (subject to the limitations in this Section 3.20).  In addition, and notwithstanding anything to the contrary herein, Trafigura makes no representation or warranty in any provision of this Agreement, the Schedules or otherwise with respect to the following (subject, in each case, to the other provisions of this Section 3.20):

(i)                                     notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in Section 3.7 and Section 3.14 shall be the only representations and warranties in this Agreement regarding Environmental Permits, Environmental Laws, Hazardous Substances or any other environmental matters with respect to the Trafigura Terminal Entities;

(ii)                                  notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in Section 3.7, Section 3.11 Section 3.12 and Section 3.16 shall be the only representations and warranties in this Agreement regarding any employment and employee benefits matters with respect to the Trafigura Terminal Entities; and

(iii)                               notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in Section 3.8(g) and Section 3.13 shall be the only representations and warranties in this Agreement regarding any Taxes, Tax Returns or Tax matters with respect to the Trafigura Terminal Entities.

(b)                                 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TRAFIGURA’S (AND, IF APPLICABLE, ITS AFFILIATES’) INTERESTS IN THE CONTRIBUTED INTERESTS AND ITS CORRESPONDING INDIRECT INTEREST IN THE RESPECTIVE ASSETS OF EACH TRAFIGURA TERMINAL ENTITY ARE BEING TRANSFERRED “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TRAFIGURA EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE TRAFIGURA TERMINAL ENTITIES OR THEIR RESPECTIVE ASSETS, THE CONTRIBUTED INTERESTS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE CONTRIBUTED INTERESTS, THE TRAFIGURA TERMINAL ENTITIES AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 3.20 EXPRESSLY SURVIVE THE CLOSING DATE.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING INVESTOR

Investor hereby represents and warrants to Trafigura, as of the date hereof and as of the Closing Date, as follows:

Section 4.1                                    Status of Investor.  Investor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Investor has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be party as of Closing and to perform its obligations hereunder and thereunder.

Section 4.2                                    Authorization; Enforceability.  The execution, delivery and performance of this Agreement has been, and the execution, delivery and performance of the other Transaction Documents to which Investor will be a party as of the Closing will have been, duly and validly authorized by Investor.  This Agreement constitutes, and each of the other Transaction Documents to which Investor will be a party as of the Closing will constitute, the valid and binding obligations of Investor, enforceable against Investor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3                                    No Conflict.

(a)                                 Except as set forth on Schedule 4.3(a) (collectively, the “Investor Required Governmental Authorizations”), no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of Investor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(b)                                 Except as set forth on Schedule 4.3(b) and assuming receipt of the Investor Required Governmental Authorizations, the execution and delivery of this Agreement and, as of Closing, the other Transaction Documents by Investor and the performance by Investor of Investor’s obligations hereunder and, as of Closing, Investor’s obligations thereunder, will not result in (i) any conflict with the Organizational Documents of Investor, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any contract, mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Investor is a party or by which Investor or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which Investor is subject or (iv) the creation or imposition of any Lien, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of Investor to fulfill its obligations hereunder or under the other Transaction Documents to which it will be a party as of the Closing.

Section 4.4                                    Legal Proceedings.  There are no Legal Proceedings pending or, to the Knowledge of Investor, threatened that (a) challenge the validity or enforceability of the obligations of Investor under this Agreement or the other Transaction Documents to which Investor is or will be a party or (b) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Investor of the transactions contemplated herein or therein.

Section 4.5                                    Brokers’ Fees.  Investor is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Newco or any Trafigura Terminal Entity, including any monitoring fees, financial services or similar fees payable to an Affiliate of Investor.  Investor is not a party to any agreement which might give rise to any valid claim against Newco or any Trafigura Terminal Entity for any such fee or payment.

Section 4.6                                    Investment Representation.  Investor is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended. Investor is acquiring the 80% Member Interest for its own account with the present intention of holding the 80% Member Interest for investment purposes and not with a view to, or for sale in connection with, any distribution. Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the 80% Member Interest to be acquired hereby. Investor acknowledges that the 80% Member Interest has not been registered under applicable federal and state securities Laws and that the 80% Member Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or is made pursuant to an exemption from registration under any federal or state securities Laws.

Section 4.7                                    Financial Ability.  At the Closing, Investor will have cash on hand or existing and available lines of credit to provide, in the aggregate, cash sufficient to fund the Closing Amount and satisfy all other costs and expenses arising in connection herewith and therewith.

Section 4.8                                    Solvency.  Upon consummation of the transactions contemplated hereby, Investor will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of its assets.

Section 4.9                                    Independent Investigation; Waiver of Other Representations.

(a)                                 INVESTOR HEREBY ACKNOWLEDGES THAT (I) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE TRAFIGURA TERMINAL ENTITIES, (II) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE TRAFIGURA TERMINAL ENTITIES FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN, (III) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE TRAFIGURA TERMINAL ENTITIES AND AN INVESTMENT IN THE MEMBERSHIP INTERESTS AND (IV) TRAFIGURA HAS DELIVERED OR MADE AVAILABLE TO INVESTOR OR ITS ADVISORS ALL INFORMATION WHICH INVESTOR OR SUCH ADVISORS HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

(b)                                 IN ENTERING INTO THIS AGREEMENT, INVESTOR HAS RELIED UPON, AMONG OTHER THINGS, ITS DUE DILIGENCE INVESTIGATION AND ANALYSIS OF THE TRAFIGURA TERMINAL ENTITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, INVESTOR:

(i)                                     ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, MADE BY TRAFIGURA OR ANY TRAFIGURA TERMINAL ENTITY OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 (SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 3.20), WHETHER OR NOT SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(ii)                                  ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, (A) INVESTOR IS ACQUIRING AN INTEREST IN THE TRAFIGURA TERMINAL ENTITIES AND THEIR RESPECTIVE ASSETS THROUGH THE ACQUISITION OF A MEMBERSHIP INTEREST ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND (B) TRAFIGURA EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE TRAFIGURA

TERMINAL ENTITIES AND THEIR RESPECTIVE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE TRAFIGURA TERMINAL ENTITIES AND THEIR RESPECTIVE ASSETS;

(iii)                               ACKNOWLEDGES AND AGREES THAT THE ADJUSTED DISTRIBUTION AMOUNT HAS BEEN SPECIFICALLY NEGOTIATED AND ADJUSTED TO TAKE INTO ACCOUNT THE AS-IS, WHERE-IS, WITH ALL FAULTS NATURE OF THIS INVESTMENT AND THE DISCLAIMERS AND WAIVER OF REPRESENTATIONS AND WARRANTIES OF TRAFIGURA AS STATED HEREIN. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 4.9 EXPRESSLY SURVIVE THE CLOSING DATE;

(iv)                              ACKNOWLEDGES AND AGREES THAT NONE OF THE TRAFIGURA TERMINAL ENTITIES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE INVESTOR OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE INVESTOR OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES DURING SITE OR OFFICE VISITS, IN ANY “DATA ROOMS” (INCLUDING INTERNET-BASED DATA ROOMS), MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO THE INVESTOR OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE TRAFIGURA TERMINAL ENTITIES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, THE “DUE DILIGENCE INFORMATION”), IN EACH CASE EXCEPT, WITH RESPECT TO ANY TRAFIGURA TERMINAL ENTITY, AS APPLICABLE, TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 (SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 3.20);

(v)                                 ACKNOWLEDGES AND AGREES THAT (A) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION, INCLUDING THOSE ATTACHED AS EXHIBITS OR SCHEDULES TO THE TRANSACTION DOCUMENTS, (B) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (C) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SHALL BE AT ITS SOLE RISK; AND

(vi)                              AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NEITHER TRAFIGURA NOR ANY OF THE TRAFIGURA TERMINAL ENTITIES NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO INVESTOR OR ITS DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO INVESTOR AND/OR ITS AFFILIATES, OR ANY USE BY INVESTOR AND/OR ITS AFFILIATES, OF ANY DUE DILIGENCE INFORMATION, EXCEPT IN THE CASE OF FRAUD.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 4.9 OR THIS AGREEMENT SHALL ACT AS A BAR OR WAIVER OR OTHERWISE LIMIT ANY ELEMENTS OF A CLAIM BY INVESTOR FOR WILLFUL MISREPRESENTATIONS OR FRAUD BY TRAFIGURA OR ANY OF ITS DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES.

ARTICLE 5
COVENANTS

Section 5.1                                    Covenants Regarding Conduct of Trafigura Terminal Entities.  From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 8 and the Closing, except as permitted or required by the other terms of this Agreement, described in Schedule 5.1, required by any Material Contract or consented to or approved by Investor (which consent or approval will not be unreasonably withheld, conditioned or delayed), Trafigura shall cause the Trafigura Terminal Entities to conduct their businesses in the ordinary course of business (including using commercially reasonable efforts in furtherance of obtaining all Permits set forth on Schedule 3.14(b) which have not been obtained as of the Effective Time).  Without limiting the foregoing, without the consent or approval of Investor (which consent or approval will not be unreasonably withheld, conditioned or delayed), except as set forth in Schedule 5.1, required by any Material Contract or otherwise permitted or required by the other terms of this Agreement:

(a)                                 none of the Trafigura Terminal Entities shall amend its Organizational Documents;

(b)                                 the Company shall not repurchase, redeem or otherwise acquire any equity interests from its equity holders or former equity holders except as reflected on the Preliminary Settlement Statement;

(c)                                  none of the Trafigura Terminal Entities shall issue, grant or sell any of its equity interests (or options or warrants) or any other securities or obligations convertible into or exchangeable for any of its equity interests;

(d)                                 the Company shall not declare or pay any (i) non-cash dividend or other distribution or payment in respect of its equity interest or (ii) cash dividend or other distribution or payment in respect of its equity interest except as will be reflected on the Preliminary Settlement Statement;

(e)                                  the Company shall not receive any (i) non-cash capital contributions from Trafigura or (ii) cash capital contributions except as will be reflected on the Preliminary Settlement Statement;

(f)                                   none of the Trafigura Terminal Entities shall mortgage, pledge or subject to any Lien (other than a Permitted Lien) any of the material assets or properties (including any Real Property) of the Trafigura Terminal Entities;

(g)                                  none of the Trafigura Terminal Entities shall (i) increase the base salary or base wages payable to any of the Trafigura Terminal Service Providers, other than normal and customary increases consistent with past practice or increases that otherwise were required by a Trafigura Terminal Entity’s obligations pursuant to applicable Laws or contracts, (ii) increase severance obligations payable to any of the Trafigura Terminal Service Providers or (iii) make or commit to make any bonus payment to any of the Trafigura Terminal Service Providers other than pursuant to plans or programs in effect, or in the ordinary course of business consistent with past practices;

(h)                                 none of the Trafigura Terminal Entities shall acquire by merger, consolidation or otherwise any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(i)                                     none of the Trafigura Terminal Entities shall change in any material respect its accounting practices or principles except as required by GAAP;

(j)                                    with respect to the Trafigura Terminal Entities and the Trafigura Terminal Business, none of the Trafigura Terminal Entities shall: make or propose any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law; submit any application with any Taxing Authority requesting permission for any changes in accounting methods; enter into any closing agreement pursuant to Section 7121 of the Code or any similar provision of Law or settle any audit or other proceeding as to Taxes; request any extension of time within which to file any Tax Return; make or change any material Tax election; change any material tax accounting method or practice; or apply for any extension or waiver of the statute of limitations for the assessment or collection of Taxes;

(k)                                 none of the Trafigura Terminal Entities shall sell, assign or transfer any Company Assets or Real Property except in the ordinary course of business; provided that the net proceeds of any such sale, assignment or transfer listed on Schedule 5.1 shall not be distributed outside of the Trafigura Terminal Entities prior to the Closing and such proceeds shall be disregarded for purposes of Section 2.3(b).

(l)                                     none of the Trafigura Terminal Entities shall enter into any new lease of real property or any amendment, modification, extension or termination of, or exercise or waiver of rights under, or grant of consent under, or breach or violation of, any Real Property Lease;

(m)                             none of the Trafigura Terminal Entities shall waive or release any claim or right or cancellation of any Indebtedness held by any Trafigura Terminal Entity except as set forth in Section 5.14;

(n)                                 none of the Trafigura Terminal Entities shall materially amend or terminate or grant any material waiver or consent under any Material Contract, including by terminating or materially modifying or amending any agreement with the primary general contractor (Ventech Engineers USA, LLC) or the primary subcontractor (Bay Ltd.) with regard to the commissioning of the splitter units contemplated by New Source Review permit number 109923;

(o)                                 none of the Trafigura Terminal Entities shall make any capital expenditure (other than consistent with the Trafigura Terminal Entities’ capital expenditure budgets attached hereto as Schedule 5.1(o)) other than in the ordinary course of business; and

(p)                                 neither the Company nor any other Trafigura Terminal Entity, as applicable, shall agree to do any of the foregoing.

Section 5.2                                    HSR Act.

(a)                                 Investor and Trafigura shall use commercially reasonable efforts to make such filings as may be required by the HSR Act as soon as reasonably practicable after the Execution Date and shall make such filings no later than three (3) Business Days after the Execution Date. Thereafter, Investor and Trafigura shall file as promptly as reasonably practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise including requests for additional information concerning such transactions and filings and shall take or cause to be taken all other actions as reasonably necessary and appropriate (including requesting early termination), to cause the waiting period specified in the HSR Act to expire or to be terminated early on or before the Termination Date. Without limiting the foregoing, Investor and Trafigura shall use commercially reasonable efforts to cooperate with each other in having the applicable HSR Act waiting period expire on or before the Termination Date. Investor and Trafigura shall use commercially reasonable efforts to prevent or oppose the entry of any preliminary injunction sought by any Person or Governmental Authority under Antitrust Laws seeking to delay or prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided that neither Party will be required to agree to any structural or conduct remedy, including divesting any of its or its Affiliates’ assets or to litigate in connection with these efforts. Investor shall pay the statutory filing fee associated with filings under the HSR Act.

(b)                                 Investor and Trafigura shall cause their respective counsel to furnish the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. Investor and Trafigura shall cause their respective counsel to supply to the other Party copies of all correspondence, filings or written communications by such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, except for documents filed pursuant to Item 4(c) and Item 4(d) of the HSR Notification and Report Form or communications regarding the same, documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act that reveal any Party’s negotiating objectives, strategies or purchase price expectations or a Party’s communications containing information covered by the attorney client or work product privilege. To the extent not prohibited by such Governmental Authority, the Parties shall (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Antitrust Laws, (ii) not participate independently in any such meeting without first giving the other Party (or the other Party’s outside counsel) an opportunity to attend and participate in such meeting, (iii) to the extent practicable, give the other Party reasonable advance notice of all oral communications with any Governmental Authority relating to Antitrust Laws, (iv) if any Governmental Authority initiates an oral communication regarding the Antitrust Laws, promptly notify the other Party of the substance of such communication, and (v) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws) with a Governmental Authority regarding the Antitrust Laws; provided, however, that each Party shall be solely responsible for the final content of any substantive oral or written communications of that Party with any applicable antitrust Governmental Authority.

Section 5.3                                    Information, Access and Assistance.

(a)                                 Upon receipt of reasonable advance notice, Trafigura will afford Investor and its authorized representatives reasonable access from the Execution Date through the earlier of the termination of this Agreement pursuant to Article 8 and the Closing Date, during normal business hours, solely in furtherance of Investor’s investigation of the Trafigura Terminal Entities and preparation for the consummation of the transactions contemplated by the Transaction Documents, to the Trafigura Terminal Entities’ offices, properties, books and records (including personnel records), and officers, and will furnish Investor with such additional information concerning the Trafigura Terminal Entities’ business, properties and personnel as may reasonably be requested. Notwithstanding the foregoing, (i) Investor shall not be entitled to conduct Phase II environmental assessments or any other sampling or testing of soil or ground or surface water at, or under, any real property or facilities associated with the Trafigura Terminal Entities, without the prior written consent of Trafigura, Investor being limited to visual inspections and Phase I assessments of the properties and facilities of the Trafigura Terminal Entities and the review of their records and any other publicly available materials or information with regard to these matters; (ii) Investor shall have no right of access to, and the Trafigura Terminal Entities shall have no obligation to provide to Investor, (A) information relating to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (B) any information the disclosure of which would jeopardize any privilege available to any Trafigura Terminal Entity, (C) any information the disclosure of which would cause any Trafigura Terminal Entity or any of their Affiliates to breach a confidentiality obligation or (D) any information the disclosure of which would result in a violation of Law; and (iii) without the prior written consent of Trafigura (such consent not to be unreasonably withheld, conditioned or delayed), Investor shall not contact any suppliers to, or customers of, any Trafigura Terminal Entity with respect to the transactions contemplated hereby.  Following the Execution Date, Trafigura will provide Investor no later than twenty (20) days after the end of each month with an unaudited combined balance sheet of the Company and its Subsidiaries, including Trafigura Field Services LLC, as of the last day of each such month, and the related unaudited income statement and statement of cash flows of the Company and its Subsidiaries for such month then ended.

(b)                                 Any inspection or investigation conducted by Investor or its representatives prior to the Closing shall be conducted in accordance with applicable Laws, including any applicable Environmental Laws, and in such manner as not to interfere unreasonably with the business or operations of the Trafigura Terminal Entities. Trafigura makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.3, in each case other than as expressly set forth in Trafigura’s representations and warranties contained in Article 3 (subject to the limitations in Section 3.20). All information obtained pursuant to this Section 5.3 shall be “Evaluation Material” as such term is used in the Confidentiality Agreement, and shall be subject to the terms thereof. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 5.3(b) shall survive the termination of this Agreement pursuant to Article 8 and the Closing.

(c)                                  If Investor exercises rights of access under this Section 5.3 or otherwise, or conducts examinations or inspections under this Section 5.3 or otherwise, then (i) such access, examination and inspection shall be at Investor’s sole risk, cost and expense and (without limiting any rights of Investor under Section 8.2 or Article 9) Investor waives and releases all Claims against Trafigura, the Trafigura Terminal Entities and their respective partners and members and their Affiliates and the respective employees, directors, officers, attorneys, contractors and agents of such parties (collectively the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto or arising in connection with the conduct of the Inspection Indemnitees and (ii) Investor shall indemnify, defend and hold harmless the Inspection Indemnitees from and against any and all Claims, liabilities, losses, damages, fines, penalties, costs or expenses (including, court costs, reasonable consultants’ and attorneys’ fees) of any kind or character resulting therefrom (collectively, “Damages”). THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH DAMAGES ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING THE GROSS NEGLIGENCE OR KNOWING AND INTENTIONAL MISCONDUCT) OF TRAFIGURA OR (B) STRICT LIABILITY.

Section 5.4                                    Public Announcements.  The Parties agree that, except to the extent necessary to comply with the requirements of (a) applicable Laws, (b) any listing agreements with, or rules and regulations of, securities exchanges or (c) the rules, regulations or orders of any other Governmental Authority, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the existence or subject matter of this Agreement unless approved in advance by Investor and Trafigura; provided that, with respect to any press release or similar public announcement or communication for which advance approval is not required in accordance with the foregoing, the Parties shall consult with each other prior to issuing the same, and neither Investor, on the one hand, nor Trafigura, on the other hand, shall issue any such release, announcement or communication without having first provided, to the extent practicable, reasonable notice and a copy of such release, announcement or communication to Trafigura, on the one hand, or Investor, on the other hand.

Section 5.5                                    Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of Investor and Trafigura shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to ensure the satisfaction of its conditions to Closing set forth herein.

Section 5.6                                    Transfer Taxes.  The transactions contemplated by this Agreement are the transfer of the Contributed Interests, which are intangible assets; accordingly, the Parties do not expect any state and local transfer, sales, use, stamp, registration or other similar Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”).  To the extent that any Transfer Taxes are assessed, such Transfer Taxes shall be borne 50% by Trafigura and 50% by Newco.  The Parties will cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any Transfer Taxes.

Section 5.7                                    Tax Treatment.

(a)                                 For U.S. federal income tax purposes, Trafigura shall be treated as receiving the Adjusted Distribution Amount from Newco (i) as a reimbursement of Trafigura’s preformation capital expenditures with respect to the assets of the Trafigura Terminal Entities within the meaning of Treasury regulation section 1.707-4(d), to the extent applicable, and (ii) to the extent that Treasury regulation section 1.707-4(d) is inapplicable, as a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury regulations as in part a sale, and in part a contribution, of the assets of the Trafigura Terminal Entities to Newco.  Unless otherwise required by applicable Law, the Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with the Tax treatment set forth in this Section 5.7(a).

(b)                                 The Parties agree that the assets of the Trafigura Terminal Entities have an aggregate fair market value of an amount equal to the quotient obtained by dividing the Adjusted Distribution Amount by 80%.

Section 5.8                                    Cooperation on Tax Returns and Tax Proceedings.  The Parties shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Trafigura Terminal Entities. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a third party action shall be governed by Section 9.5.

Section 5.9                                    Tax Refunds.  Trafigura shall be entitled to any and all refunds of Taxes of Newco or any Trafigura Terminal Entity for which Trafigura is liable in accordance with this Agreement unless such refund is attributable to a carry back of loss or tax items from a post-Effective Time period.  If Newco or its Affiliate receives a refund of Taxes to which Trafigura is entitled pursuant to this Section 5.9, Newco shall forward to Trafigura the amount of any such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by Newco in procuring such refund.

Section 5.10                             Non-Solicitation.  Investor covenants and agrees that, as an express incentive to induce Trafigura to enter into this Agreement, during the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date, Investor will not, and will cause its Affiliates not to, directly or indirectly, solicit, canvass, approach, entice or induce any employee of Trafigura or any of its Affiliates to alter, lessen or terminate his, her or its employment, engagement or relationship with Trafigura or any of its Affiliates. Investor agrees and acknowledges that, in the event of a breach or threatened breach of this Section 5.10, Trafigura and its Affiliates (as third party beneficiaries) shall, individually or collectively, be entitled to injunctive relief, as any such breach would cause Trafigura and its Affiliates irreparable injury for which they would have no adequate remedy at law. Investor also agrees to waive any requirement for the security or posting of any bond in connection with any such remedy. Nothing herein shall be construed so as to prohibit Trafigura or its Affiliates, collectively or individually, from pursuing any other remedies available hereunder, at law or in equity, for any such breach or threatened breach. Investor further acknowledges and agrees that no failure or delay by Trafigura or its Affiliates in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The Parties agree that the foregoing restrictions in this Section 5.10 are reasonable in all respects and that any breach of the covenants contained in this Section 5.10 would cause irreparable injury to Trafigura and its Affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court or arbitrator of competent jurisdiction to be unreasonable, or overly broad as to scope, geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions set forth in this Section 5.10 to be modified by the court or arbitrator making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable states and other jurisdictions so that the entire Section 5.10 as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

Section 5.11                             Transitional Use of Trafigura Marks by the Company.

(a)                                 As promptly as practicable, but in any event no more than thirty (30) days after the Closing, the Parties shall cause Newco and its Subsidiaries to change their respective corporate names and registrations to remove “Trafigura” from their names. During such thirty (30) day period, Newco and its Subsidiaries shall have the right to continue to use their respective corporate names.

(b)                                 As promptly as practicable, but in any event no more than thirty (30) days after the Closing, Investor shall cause Newco and its Subsidiaries to revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communication vehicles, change stationery, and otherwise discontinue use of the Trafigura Marks; provided, however, that during such thirty (30) day period, Newco and its Subsidiaries may continue to distribute product literature that uses any Trafigura Marks and distribute products with labeling or packaging that uses any Trafigura Marks. With respect to the permitted uses described above, neither Investor, Newco, its Subsidiaries nor any of their respective Affiliates will use any Trafigura Marks after the Closing in any manner or for any purpose different from the use of such Trafigura Marks by Newco or its Subsidiaries prior to the Closing.

(c)                                  As promptly as practicable, but in any event no more than thirty (30) days after the Closing, Investor shall cause Newco and its Subsidiaries to revise any signs or signage at their respective facilities or any painting, placards or painting on vehicles or equipment to remove the Trafigura Marks; provided, however, that none of Newco nor its Subsidiaries will be required to remove or modify any nameplates or equipment labeling on any equipment. During such thirty (30) day period, Newco and its Subsidiaries may continue to use the Trafigura Marks on any signs, signage, facilities, vehicles or equipment that uses any Trafigura Marks at the Closing.

(d)                                 Each of the Parties acknowledges and agrees that Trafigura would be damaged irreparably in the event this Section 5.11 is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the Parties agrees that Trafigura will be entitled, subject to compliance with Section 10.7, to an injunction or injunctions to prevent breaches of this Section 5.11 and to enforce specifically this Section 5.11 in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled under this Agreement.

Section 5.12                             Update of Schedules.  From time to time prior to three (3) Business Days prior to the Closing Date, Trafigura may, at its sole option, supplement or amend the Schedules as they relate to the representations and warranties of Trafigura in Article 3 with respect to any matter hereafter arising (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedules as of the Closing Date (other than for the purpose of determining Investor’s rights to indemnification under Article 9); provided, however, that if such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that would reasonably be expected to have a Material Adverse Effect, then Investor shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.1(c); provided, further, that (a) if Investor has the right to, but does not elect to terminate this Agreement on or prior to the earlier of (i) five (5) Business Days after receipt of notice of the applicable Schedule Supplement and (ii) one (1) Business Day prior to the Closing Date, then (A) Investor shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 6.1(c) and (B) the Schedules shall be deemed to incorporate any Schedule Supplements for all purposes under this Agreement, including for the purpose of determining Investor’s rights to indemnification under Article 9, and (b) if Investor does not have the right to terminate this Agreement, the Schedules shall be deemed to not incorporate any Schedule Supplements for the purpose of determining Investor’s rights to indemnification under Article 9.

Section 5.13                             Property/Construction Loss; Condemnation.

(a)                                 Trafigura shall, and shall cause each of the Trafigura Terminal Entities to, use commercially reasonable efforts to keep all insurance policies currently maintained with respect to the Trafigura Terminals Business, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.  If, between the Execution Date and the Closing, all or any portion of the Real Property or the Company Assets are destroyed or damaged by fire, flood, earthquake, storm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature (all of which are herein called “Property/Construction Loss”), or all or any portion of the Real Property or the Company Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called “Condemnation Loss”), Trafigura shall promptly send notice to Investor of the occurrence of such event (a “Casualty Notice”) and provide Investor with all reasonably requested information with respect thereto, including allowing Investor and its representatives to visit and survey the damage resulting therefrom.  In the event of any such Condemnation Loss, Trafigura shall, at the Closing, pay to Newco all sums paid to Trafigura or its Affiliates (including the Trafigura Terminal Entities) by third Persons by reason of the Condemnation Loss and shall assign, transfer and set over unto Newco all of the right, title and interest of Trafigura or its Affiliates (including the Trafigura Terminal Entities) in and to any claims against or unpaid proceeds or other payments from third Persons arising out of such Condemnation Loss.

(b)                                 In the event of any such Property/Construction Loss, at the Closing, Trafigura and Newco shall enter into customary escrow arrangements reasonably acceptable to Trafigura and Investor, which shall include (i) the establishment of an escrow account into which Trafigura shall fund (A) all sums payable to Trafigura or its Affiliates (including the Trafigura Terminal Entities) by any insurance company for the Repair of the Real Property or the Company Assets and (B) all amounts required to be paid by Trafigura pursuant to Section 5.13(e) and (ii) procedures for the release of amounts in the escrow account as costs for the Repair of the Real Property or the Company Assets are incurred, including provisions specifying that (A) any release shall require the delivery of a joint written release certification signed by Trafigura and Newco and (B) each of Trafigura and Newco shall be required to sign a joint written release certification so long as the costs of Repair to be paid out of the released amounts were incurred in accordance with a budget approved in accordance with Section 5.9(t) of the LLC Agreement.  Trafigura shall retain the right, title and interest of Trafigura and its Affiliates (including the Trafigura Terminal Entities) in and to any claims against or unpaid proceeds or other payments from any insurance company and shall be entitled to exercise sole control over prosecution of claims relating to any Property/Construction Loss.

(c)                                  If, after the Execution Date but prior to the Closing, there is a Property/Construction Loss and either Party, upon delivery of a Casualty Notice, believes in good faith that the amount of the aggregate Repair Cost for such Property/Construction Loss is equal to or exceeds $25,000,000, the Parties shall together promptly select an independent third-party construction and engineering firm skilled in designing and/or constructing assets of the type that suffered the Property/Construction Loss (an “Engineering Firm”) who will be engaged to determine the amount of Repair Cost for such Property/Construction Loss and the number of days that will be required to complete the Repair of the Real Property or the Company Assets (the “Repair Time”).  If the Parties are unable to agree upon an Engineering Firm by the expiration of fifteen (15) days following the delivery of the Casualty Notice, each of Trafigura, on the one hand, and Investor, on the other hand, will select a separate Engineering Firm to determine the Repair Cost and the Repair Time.  If the two Engineering Firms so selected do not agree on the Repair Cost or Repair Time, then the two Engineering Firms will select a third Engineering Firm to determine the Repair Cost and Repair Time.  The final Repair Cost shall be the average of the two Repair Cost estimates that are the closest in amount relative to each other, and the final Repair Time shall be the largest number of days determined by the two Engineering Firms whose estimates were used to determine the final Repair Cost.  Each Party shall use its commercially reasonable efforts to cause any Engineering Firm engaged by such party in accordance with this Section 5.13(c) to return its determination of the Repair Cost and Repair Time within thirty (30) days after the date of such appraiser’s engagement by such Party; provided that neither Party may delay the Closing for the time periods set forth in this Section 5.13(c) for the determination of the Repair Cost and Repair Time unless such Party, upon delivery of a Casualty Notice, believes in good faith that either (i) the amount of the aggregate Repair Cost for such Property/Construction Loss is equal to or exceeds 15% of the Base Distribution Amount or (ii) the Repair Time, excluding the time necessary to complete any remediation required under Environmental Laws to address the Release of any Hazardous Substance, exceeds three (3) years.

(d)                                 If, after the Execution Date but prior to the Closing, there is a Property/Construction Loss and the aggregate Repair Cost to the Real Property or the Company Assets as a result of such Property/Construction Loss is less than $25,000,000, Trafigura and Investor shall proceed with the Closing notwithstanding any such Property/Construction Loss (without reduction of the Base Distribution Amount), and the costs of Repair shall be paid out of the escrow account established pursuant to Section 5.13(b) and other funds provided by Newco.

(e)                                  In the event of a Property/Construction Loss after the Execution Date but prior to the Closing involving an aggregate Repair Cost to the Real Property or the Company Assets equal to or exceeding $25,000,000 but less than 15% of the Base Distribution Amount, Trafigura and Investor shall proceed with the Closing notwithstanding any such Property/Construction Loss (without reduction of the Base Distribution Amount), and, following the Closing Date, Trafigura shall make deposits into the escrow account established pursuant to Section 5.13(b) in such amounts as are necessary to fully fund (i) any retention or deductible amount associated with the insurance covering the Repair of such Property/Construction Loss and (ii) any amounts in excess of insurance proceeds that may be necessary to complete the Repair of such Property/Construction Loss as such expenses are incurred, and the costs of Repair shall be paid out of such escrow account (with any proceeds remaining in such escrow account upon completion of such Repairs to be paid to Trafigura).

(f)                                   In the event of a Property/Construction Loss after the Execution Date but prior to the Closing involving either (i) an aggregate Repair Cost to the Real Property or the Company Assets equal to or exceeding 15% of the Base Distribution Amount or (ii) a Property/Construction Loss for which the Repair Time, excluding the time necessary to complete any remediation required under Environmental Laws to address the Release of any Hazardous Substance, exceeds three (3) years, either of Trafigura or Investor may terminate this Agreement by giving five (5) days prior written notice to the other Party.  If neither Party exercises such right to terminate, then Investor and Trafigura shall proceed with the Closing notwithstanding any such Property/Construction Loss (without reduction of the Base Distribution Amount), and the costs of Repair shall be paid out of the escrow account established pursuant to Section 5.13(b) and other funds provided by Newco.

(g)                                  The occurrence of a Property/Construction Loss after the Execution Date but prior to the Closing shall not, in and of itself, be deemed a breach of Trafigura’s representations and warranties, covenants or other obligations under this Agreement absent some other breach of Trafigura’s representations and warranties, covenants or other obligations under this Agreement.  An election by either Party to exercise its right pursuant to Section 5.13(f) to terminate this Agreement shall not, in and of itself, result in any breach of any representation, warranty or covenant of such Party under this Agreement.

(h)                                 If, after the Execution Date but prior to the Closing, there is a Condemnation Loss and the aggregate loss to the Real Property or the Company Assets as a result of such Condemnation

Loss is less than 15% of the Base Distribution Amount, Trafigura and Investor shall proceed with the Closing notwithstanding any such Condemnation Loss (without reduction of the Base Distribution Amount).  In the event of a Condemnation Loss involving an aggregate loss to the Real Property or the Company Assets equal to or exceeding 15% of the Base Distribution Amount, either of Trafigura or Investor may terminate this Agreement by giving five (5) days prior written notice to the other Party.  If neither Party exercises such right to terminate, then Investor and Trafigura shall proceed with the Closing notwithstanding any such destruction or taking (without reduction of the Base Distribution Amount).

(i)                                     The occurrence of a Condemnation Loss after the Execution Date but prior to the Closing shall not, in and of itself, be deemed a breach of Trafigura’s representations and warranties, covenants or other obligations under this Agreement absent some other breach of Trafigura’s representations and warranties, covenants or other obligations under this Agreement.  An election by either Party to exercise its right pursuant to Section 5.13(h) to terminate this Agreement shall not, in and of itself, result in any breach of any representation, warranty or covenant of such Party under this Agreement.

Section 5.14                             Intercompany Indebtedness.  Prior to the Closing, Trafigura shall cause (a) all Indebtedness owing by one or more of the Trafigura Terminal Entities to Trafigura and/or any of its Affiliates (other than the Trafigura Terminal Entities) and (b) all Indebtedness owing by Trafigura and/or any of its Affiliates (other than the Trafigura Terminal Entities) to one or more of the Trafigura Terminal Entities, in each case, to be settled on a non-cash basis without adjustment to the Closing Amount or Adjusted Distribution Amount under Section 2.3 and with no further liability or obligation of any Trafigura Terminal Entity.

Section 5.15                             Transferred Employees.  Prior to the Closing, Trafigura may, at its discretion, cause the transfer of the employment of either or both of the individuals named on Schedule 5.15 from the Trafigura Terminal Entity that employs each such individual to Trafigura AG.  Upon the effective date of any such transfer, the transferred individuals (the “Transferred Employees”) shall no longer be Trafigura Terminal Service Providers.  With effect from the Closing Date, Trafigura will cause Trafigura AG to make all of the services and business time of the Transferred Employees available to Investor or its Affiliate (as applicable) (and not to Trafigura AG or any of its Affiliates) pursuant to the terms of the Transition Services Agreement, and Investor or its Affiliate (as applicable) shall accept such services, subject to each Transferred Employee’s continued employment by Trafigura AG.  At any time during the twelve (12) month period following the Closing (or such longer or shorter period as Trafigura and Investor may agree in writing), Trafigura may provide written notices (“Employment Notices”) to Investor requiring Investor to make offers, or at Investor’s election, cause Investor’s Affiliate to make offers, to Transferred Employees for employment with Investor or its Affiliate on substantially similar terms in the aggregate as the terms of employment in effect for the Transferred Employee immediately prior to the Closing Date (the “Employment Offers”).  Investor or its Affiliate (as applicable) shall make Employment Offers to each Transferred Employee named in the Employment Notices within thirty (30) days following Investor’s receipt of each such Employment Notice; provided, however, that Investor and its Affiliates shall not be required to make an Employment Offer if, at the time any such Employment Notice is issued, such Transferred Employee is not lawfully entitled to accept such Employment Offer and to provide services to Investor and its Affiliates in the United States under applicable immigration laws.  Each Employment Offer shall specify that, if the Employment Offer is accepted by the Transferred Employee, such Transferred Employee’s employment with Investor or its Affiliate (as applicable) shall be effective as of a date that is no more than ten (10) days following the date of the Employment Offer (the “Start Date”).  As of the Start Date, each Transferred Employee who accepts the Employment Offer shall cease to be employed by Trafigura AG and shall be employed by Investor or its Affiliate, as described in the Employment Offers (as applicable).  Provided that Investor or its Affiliate (as applicable) makes Employment Offers to each Transferred Employee named in the Employment Notices within the required time period following Investor’s receipt of each Employment Notice, if any Transferred Employee declines an Employment Offer or fails to accept an Employment Offer before the Start Date specified in the Employment Offer, Trafigura (and not Investor or any of its Affiliates) shall be solely liable for any amounts that may become owed to such Transferred Employee under any change of control or severance agreements in effect as of the date of this Agreement between such Transferred Employee and any of the Trafigura Terminal Entities or under any change of control or severance agreements in effect at such time between such Transferred Employee and Trafigura AG or any of its Affiliates.  If (i) neither Investor nor its Affiliate accepts the services of a Transferred Employee in accordance with the Transition Services Agreement, and Trafigura terminates the employment of such Transferred Employee at any time within the thirty (30) day period following the Closing Date, or (ii) neither Investor nor its Affiliate makes an Employment Offer within the required time period following Investor’s receipt of each Employment Notice, and Trafigura terminates the employment of such Transferred Employee at any time within the thirty (30) day period following the applicable Start Date, then, in the case of either (i) or (ii) above, Investor shall promptly reimburse Trafigura for any amounts paid by Trafigura or any of its Affiliates under any of the Change of Control Agreements listed on Schedule 3.16(a).

Section 5.16                             Closing Payments.  On or before the date that is thirty (30) days after the Closing Date, Trafigura shall pay to Investor an amount equal to the aggregate amount of all “Closing Payments” (as defined in the Change of Control Agreements listed on Schedule 3.16(a)) that become due pursuant to such agreements as a result of the Closing, and promptly after receipt thereof, Investor shall pay to each Person who is entitled to receive such a “Closing Payment” the amount to which such Person is entitled; provided, however, that to the extent any such Person is at the time of such payment employed by Trafigura AG or its Affiliates in accordance with Section 5.15, Trafigura shall pay such Person directly the amount of any such “Closing Payment” to which such Person is entitled.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1                                    Investor’s Closing Conditions.  Investor’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Investor), at or prior to the Closing, of each of the following conditions:

(a)                                 All Trafigura Required Governmental Authorizations shall have been obtained and shall be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(b)                                 Trafigura shall have, or shall have caused the Trafigura Terminal Entities to have, performed and complied in all material respects with all the other covenants required by this Agreement to be performed or complied with by it or them on or prior to the Closing Date.

(c)                                  The representations and warranties in Article 3 (subject to the limitations of Section 3.20) qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Execution Date and the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). All other representations and warranties in Article 3 (subject to the limitations of Section 3.20) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a Material Adverse Effect.

(d)                                 There shall not be any action or proceeding before any Governmental Authority with respect to which an unfavorable judgment, order, decree or ruling would prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

Section 6.2                                    Trafigura’s Closing Conditions.  The obligations of Trafigura to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Trafigura), at or prior to the Closing, of each of the following conditions:

(a)                                 The Investor Required Governmental Authorizations shall have been obtained and shall be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(b)                                 Investor shall have performed and complied in all material respects with all the other covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  The representations and warranties in Article 4 shall be true and correct as of the Execution Date and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be so true and correct in the aggregate would not prevent, materially delay or impair Investor’s ability to consummate the transactions contemplated by this Agreement.

(d)                                 There shall not be any action or proceeding before any Governmental Authority with respect to which an unfavorable judgment, order, decree or ruling would prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

ARTICLE 7
CLOSING

Section 7.1                                    Closing.  Subject to any delay in accordance with the proviso to Section 5.13(c), the “Closing” shall be held at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas, on the later of (a) the fifth (5th) Business Day following the date on which Trafigura delivers to Investor the Preliminary Settlement Statement and (b) the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 6 (other than those conditions that, by their nature, are to be satisfied only at the Closing Date, but subject to the satisfaction or waiver of such conditions at Closing in accordance with this Agreement) (the date on which the Closing occurs is referred to herein as the “Closing Date”); provided that (i) unless any condition to the obligations of the Parties set forth in Article 6 has not been satisfied or waived as of such date, the Closing Date shall be no later than September 30, 2014, and (ii) the Closing may be held on such other date as Investor and Trafigura may mutually agree in writing.

Section 7.2                                    Trafigura’s Deliverables.  Subject to the terms and conditions of this Agreement, at the Closing, Trafigura shall execute and deliver (or cause to be executed and delivered) to Investor each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) to Investor each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(a)                                 a certificate, dated as of the Closing Date, signed by a Responsible Officer of Trafigura, certifying that the conditions set forth in Section 6.1(b) and Section 6.1(c) have been satisfied;

(b)                                 a duly executed instrument of transfer with respect to the transfer of the Contributed Interests to Newco in the form of Exhibit H (the “Instrument of Transfer”);

(c)                                  an executed counterpart of the Transition Services Agreement, dated as of the Closing Date, in the form of Exhibit I (the “Transition Services Agreement”);

(d)                                 an executed counterpart of the LLC Agreement;

(e)                                  an executed Unanimous Consent;

(f)                                   counterparts of each Commercial Agreement, duly executed by the Trafigura Affiliate set forth therein;

(g)                                  an executed affidavit of Trafigura, dated as of the Closing Date and certifying that Trafigura is not a “foreign person” within the meaning of Code Section 1445, in a form reasonably acceptable to Investor;

(h)                                 counterparts of each Parent Guaranty, duly executed by Trafigura Beheer B.V.; and

(i)                                     a counterpart of the Non-Compete Agreement, duly executed by Trafigura AG.

Section 7.3                                    Investor’s Deliverables.  Subject to the terms and conditions of this Agreement, at the Closing, Investor shall execute and deliver (or cause to be executed and delivered) each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(a)                                 to Newco, the payments described in Section 2.2(b), in accordance with Section 2.4(f);

(b)                                 a certificate, dated as of the Closing Date, signed by a Responsible Officer of Investor, certifying that the conditions set forth in Section 6.2(b) and Section 6.2(c) have been satisfied;

(c)                                  an executed counterpart of the Transition Services Agreement;

(d)                                 an executed counterpart of the LLC Agreement;

(e)                                  an executed Unanimous Consent;

(f)                                   executed counterparts of each Commercial Agreement other than the Non-Compete Agreement, duly executed by the Trafigura Terminal Entity set forth therein;

(g)                                  executed counterparts of each Parent Guaranty, duly executed by Investor or the Trafigura Terminal Entity set forth therein, as applicable; and

(h)                                 an executed counterpart of the Non-Compete Agreement, duly executed by Investor.

ARTICLE 8
TERMINATION RIGHTS

Section 8.1                                    Termination Rights.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)                                 by mutual written consent of Investor and Trafigura;

(b)                                 by Trafigura or Investor if any permanent injunction, order, ruling, decree or judgment by any Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(c)                                  by Trafigura in the event that there shall have been a breach or inaccuracy of Investor’s representations and warranties in this Agreement or a failure by Investor to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 6.2(b) or Section 6.2(c) would not be satisfied (provided that none of the representations and warranties of Trafigura shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.1(c) not to be satisfied and there has been no failure by Trafigura to perform its covenants in such a manner as would cause the condition set forth in Section 6.1(b) not to be satisfied); provided, however, that Trafigura shall provide notice to Investor as soon as practicable after becoming aware of any such breach, inaccuracy or failure of Investor; and provided further, that if such breach, inaccuracy or failure is curable by Investor through the exercise of its commercially reasonable efforts then, for up to thirty days from the date Investor receives notice of such breach, inaccuracy or failure from Trafigura, so long as Investor continues to exercise such commercially reasonable efforts, Trafigura may not terminate this Agreement under this Section 8.1(c) prior to the later of (i) the Termination Date or (ii) the end of such thirty day period;

(d)                                 by Investor in the event that there shall have been a breach or inaccuracy of Trafigura’s representations and warranties in this Agreement or a failure by Trafigura to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 6.1(b) or Section 6.1(c) would not be satisfied (provided that none of the representations and warranties of the Investor shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.2(c) not to be satisfied and there has been no failure by Investor to perform its covenants in such a manner as would cause the condition set forth in Section 6.2(b) not to be satisfied); provided, however, that Investor shall provide notice to Trafigura as soon as practicable after becoming aware of any such breach or inaccuracy of Trafigura; and provided further, that if such breach or inaccuracy is curable by Trafigura through the exercise of its commercially reasonable efforts then, for up to thirty days from the date Trafigura receives notice of such breach or inaccuracy from Investor, so long as Trafigura continues to exercise such commercially reasonable efforts, Investor may not terminate this Agreement under this Section 8.1(d) prior to the later of (i) the Termination Date or (ii) the end of such thirty day period;

(e)                                  by either Investor or Trafigura in accordance with the terms of Section 5.13; or

(f)                                   by either Investor or Trafigura following the Termination Date; provided that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or before the Termination Date.

Section 8.2                                    Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, all obligations of the Parties hereto shall terminate, except for the provisions of this Section 8.2, and Section 3.20, Section 4.9, Section 5.3(b), Section 5.3(c), Section 5.4 and Article 10; provided, however, that in the event this Agreement is terminated pursuant to Section 8.1(c) or Section 8.1(d), nothing herein, including the termination of this Agreement pursuant to Section 8.1, shall prejudice the ability of the non-breaching Party from seeking damages from any other Party for any knowing and intentional breach of this Agreement prior to termination and otherwise the Parties shall have no liability to each other under or relating to this Agreement; provided further that the Confidentiality Agreement shall remain in full force and effect following any termination of this Agreement pursuant to this Article 8.

ARTICLE 9
INDEMNIFICATION

Section 9.1                                    Survival.  All representations and warranties contained in this Agreement shall survive for fifteen (15) months after the Closing Date, except that the Fundamental Representations and Warranties shall survive indefinitely. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms (or, if no term is specified, until all obligations thereunder have been satisfied); provided that the right of any Party to make a claim for breach of any covenant of a Party that is to be performed or satisfied at the Closing shall survive until the first (1st) anniversary of the Closing Date.

Section 9.2                                    Indemnification of Investor by Trafigura.  Subject to the limitations on recourse and recovery set forth in this Article 9, from and after the Closing, Trafigura will indemnify, defend and hold harmless Investor and its Affiliates (including Newco and the Trafigura Terminal Entities) and each of their respective officers, directors, members and employees from and against any and all Losses imposed upon or incurred in connection with, arising out of or resulting from:

(a)                                 subject to Section 3.20, the inaccuracy or breach of any representation or warranty made by Trafigura or the Trafigura Terminal Entities in Article 3 (each such inaccuracy or breach, a “Warranty Breach”);

(b)                                 any nonfulfillment or breach by Trafigura or the Trafigura Terminal Entities of any covenant or agreement made by Trafigura or the Trafigura Terminal Entities under this Agreement;

(c)                                  without duplication of any rights to indemnity set forth herein and except to the extent already taken into account in the calculation of Effective Time Net Working Capital, any Trafigura Taxes;

(d)                                 the investigation and remediation of mercury-contaminated soil on the Goldston Property (Willoughby Trucking), 7402 Up River Road, Corpus Christi, Texas, to achieve the Texas Commission on Environmental Quality’s remediation standards for the relevant class of groundwater resource without further use of any engineering or institutional controls other than a restriction that the property remain in commercial/industrial land use;

(e)                                  the storage, treatment, or disposal at any location other than the Real Property of Hazardous Substances generated by the investigation or remediation of Hazardous Substances undertaken at the Real Property by or on behalf of Trafigura before the Closing Date;

(f)                                   any liability arising out of the matters set forth on Schedule 9.2; and

(g)                                  any liability (i) arising under any Change of Control Agreement listed on Schedule 3.16(a) as a result of the transfer of the Transferred Employees to Trafigura AG or any of its

Affiliates or the transfer of such employees from Trafigura AG or any of its Affiliates to Investor or any of its Affiliates pursuant to the actions contemplated by Section 5.15, or (ii) arising under any Change of Control Agreement listed on Schedule 3.16(a) directly as a result of the first transfer after the Closing Date of the employment of any Trafigura Terminal Service Providers that are parties to such agreements from any of the Trafigura Terminal Entities to Newco, Investor or any of their respective Affiliates (provided, however, that, without limiting any rights of Trafigura under Section 9.5, Trafigura shall not be required to provide any indemnification pursuant to this Section 9.2(g) for any payment pursuant to any such Change of Control Agreement unless Newco, Investor or a Trafigura Terminal Entity obtains the prior written consent of Trafigura to such payment, which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.3                                    Indemnification of Trafigura by Investor.  Subject to the limitations on recourse and recovery set forth in this Article 9, from and after the Closing, Investor shall indemnify, defend and hold harmless Trafigura and its Affiliates and each of their respective officers, directors, members and employees from and against any and all Losses imposed upon or incurred in connection with, arising out of or resulting from:

(a)                                 subject to Section 4.9, the inaccuracy or breach of any representation or warranty made by Investor in Article 4; and

(b)                                 any nonfulfillment or breach by Investor of any covenant or agreement made by Investor under this Agreement.

Section 9.4                                    Limitations.

(a)                                 Except for a Warranty Breach with respect to a Fundamental Representation and Warranty (which shall not be subject to the limitation provided in this Section 9.4(a)), if any Claim for indemnification by Investor relating to any Warranty Breach results in aggregate Losses that do not exceed $100,000 then such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article 9.

(b)                                 Except for a Warranty Breach with respect to a Fundamental Representation and Warranty (which shall not be subject to the limitation provided in this Section 9.4(b)), Investor shall be entitled to be indemnified pursuant to Section 9.2(a) for Losses incurred for any Warranty Breach (excluding any item that individually results in a Loss below the threshold listed in Section 9.4(a)) only if and to the extent that the aggregate amount of all such Losses exceeds 1% of the Base Distribution Amount, subject to the other limitations on recovery and recourse set forth in this Agreement.

(c)                                  Except for a Warranty Breach with respect to a Fundamental Representation and Warranty, Trafigura’s liability under Section 9.2(a) will be limited, in the aggregate, to 10% of the Base Distribution Amount.  Under no circumstance will Trafigura’s liability for any Losses under Section 9.2, including Losses with respect to a Fundamental Representation and Warranty, exceed the value of the proceeds received by Trafigura in the transactions contemplated by this Agreement (including the distributions made pursuant to Section 2.2).

(d)                                 No indemnifying Person shall be liable for any Losses that are subject to indemnification under Sections 9.2 or 9.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 p.m., Central Standard Time, on the final date pursuant to Section 9.1, to assert a Claim for indemnification on the basis asserted in such written demand. Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is brought prior to such time will survive until such matter is resolved.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through the adjustments provided for in Section 2.3, any third party recovery or insurance recovery actually received, such Party shall not have a separate right to recover such amounts through indemnification for such matter.

(f)                                   Trafigura shall not be required to indemnify Investor or any of its Affiliates under Section 9.2(a) with respect to any breach by Trafigura of any representation or warranty set forth in Section 3.13(a)(i), Section 3.13(a)(ii) and Section 3.13(a)(v) to the extent attributable to any Tax that is not allocable to a taxable period or portion thereof ending at the Effective Time (determined in accordance with the principles set forth in the definition of “Straddle Period”), except for any penalties, interest or additions to Tax imposed with respect to such Tax by a Governmental Authority as a result of such breach.

Section 9.5                                    Claims Procedures.

(a)                                 Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Legal Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Legal Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for breach hereunder (an “Asserted Liability”), such indemnified Person shall give prompt written notice thereof (the “Claim Notice”) to the relevant indemnifying Person, provided that in any event, such indemnified Person shall give the Claim Notice to the indemnifying Person no later than thirty (30) days after becoming aware of such Asserted Liability. So long as the Claim Notice is given within the applicable survival period set forth in Section 9.1, the failure to so notify the indemnifying Person shall not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure shall have actually prejudiced the indemnifying Person. The Claim Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)                                 As to an Asserted Liability arising from a third party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 9.5, entitled to assume control of and appoint lead counsel for such defense only for so long as it conducts such defense with reasonable diligence. The indemnifying Person shall keep the indemnified Persons advised of the status of such third party action and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the indemnified Persons with respect thereto. If the indemnifying Person assumes the control of the defense of any third party action in accordance with the provisions of this Section 9.5, the indemnified Person shall be entitled to participate in the defense of any such third party action and to employ, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person shall continue to control such defense; provided that notwithstanding the foregoing, the indemnifying Person shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the indemnified Persons if (i) the indemnified Person’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (ii) the indemnified Person’s outside counsel shall have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person. Notwithstanding the foregoing, (A) the indemnifying Person shall obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement requires an admission of guilt or wrongdoing on the party of the indemnified Person, subjects the indemnified Person to criminal liability or does not unconditionally release the indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person and (B) the indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(c)                                  Each Party shall cooperate in the defense or prosecution of any Asserted Liability arising from a third party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

Section 9.6                                    Waiver of Remedies.

(a)                                 Other than for instances of actual fraud, the Parties hereby agree that from and after the Closing no Party shall have any liability, and neither Party shall (and each Party shall cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other contract or other matter delivered pursuant hereto, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise, except for a claim for indemnification pursuant to Article 9; provided that the foregoing limitation shall not apply to any Loss under any of the Commercial Agreements based on facts or circumstances arising after the Closing.

(b)                                 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN THE CASE OF ACTUAL FRAUD, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE DAMAGES”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE COMPANY, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT ONLY IN THOSE PARTICULAR CIRCUMSTANCES WHERE THE CONSEQUENTIAL DAMAGES ARE REASONABLY FORESEEABLE (SUCH AS THE TERMINATION OF A CONTRACT OR A DELAY OR INTERRUPTION IN REVENUES OR OPERATIONS RESULTING THEREFROM), IN WHICH CASE THE BREACHING PARTY SHALL BE LIABLE FOR THE NET PRESENT VALUE OF ANY SUCH CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) THAT ARE THE REASONABLY FORESEEABLE RESULT OF A BREACH OF THIS AGREEMENT BY SUCH PARTY, SUBJECT TO THE OTHER LIMITATIONS AND REQUIREMENTS SET FORTH HEREIN, INCLUDING SECTION 9.8; PROVIDED, HOWEVER, ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A CLAIM BY A THIRD PARTY SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.

Section 9.7                                    Access to Information.  After the Closing Date, Trafigura and Investor shall grant each other (or their respective designees), and Investor shall cause Newco to grant to Trafigura (or its designee), access at all reasonable times to all of the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the business of Newco and the Trafigura Terminal Entities in Trafigura’s or Trafigura’s Affiliates’ possession or the possession of Newco or the Trafigura Terminal Entities (the “Records”), and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement.  Each of Trafigura and Investor shall maintain, and Investor shall cause Newco to maintain, such Records until the earlier of (a) the end of the period such Records are required to be maintained pursuant to such Party’s document retention policy and (b) the seventh anniversary of the Closing Date (or for such longer period of time as either party shall advise the other party is necessary in order to have the Records available with respect to Tax matters), or if any of the Records pertain to any Claim pending on the earlier of the two dates described in clauses (a) and (b) above, each party shall maintain any of the Records designated by the other party or its Representatives until such Claim is finally resolved and the time for all appeals has been exhausted.

Section 9.8                                    Determination of Amount of Damages; Mitigation.  The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses suffered by the indemnified Person and shall be reduced by any insurance proceeds or other payment or monetary recoupment received or that are realized or retained by the indemnified Person as a result of the events giving rise to the Claim. Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses; provided that the indemnified Person shall promptly notify either (a) Trafigura if such indemnified Person is Investor or (b) Investor if such indemnified Person is Trafigura, in each case, of any efforts to mitigate. If any third party recovery or insurance recovery is realized after having previously received indemnity Claim proceeds hereunder, such Party shall promptly tender to the respective Party an amount equal to such third party recovery or insurance recovery.

ARTICLE 10
MISCELLANEOUS

Section 10.1                             Successors and Assigns.  This Agreement (and all covenants, rights, obligations, and agreements created hereunder) shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.  Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party (except that Investor may, without Trafigura’s prior written consent, assign this Agreement and Investor’s rights and obligations hereunder to any wholly-owned Subsidiary of Investor; provided that if such Subsidiary ceases to be an Affiliate of Investor prior to Closing, then such Subsidiary shall without delay assign this Agreement and its rights and obligations hereunder back to Investor or another wholly-owned Subsidiary that is an Affiliate of Investor).  Notwithstanding any contrary provision of this Agreement, Investor will remain responsible to Trafigura for all obligations, indemnities and liabilities due Trafigura under this Agreement, unless and until expressly released by Trafigura.

Section 10.2                             Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses (or facsimile numbers), as applicable:

If to Investor, to:	Buckeye Partners, L.P. One Greenway Plaza, Suite 600 Houston, Texas 77046 Telephone No.: 832.615.8613 Facsimile No.: 832.615.8603 Attention: President, Global Marine Terminals

with copies to (which shall not constitute notice to Investor):

Buckeye Partners, L.P.

5 TEK Park

9999 Hamilton Boulevard

Breinigsville, Pennsylvania 18031

Telephone No.: 610.904.4505

Facsimile No.: 610.904.4006

Attention: General Counsel

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Telephone No.: 215.963.5541

Facsimile No.: 215.963.5001

Attention: Benjamin R. Wills

If to Trafigura, to:	Trafigura A.G. Branch Office Houston 1401 McKinney Street, Suite 1500 Houston, Texas 77010 Telephone No.: 832.203.6400 Facsimile No.: 832.203.6401 Attention: Corporate Counsel

with copies to (which shall not constitute notice to Trafigura):	Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Telephone No.: 713.758.2498 Facsimile No.: 713.615.5649 Attention: Douglas S. Bland

or to such other address or addresses (or facsimile numbers) as the Parties may from time to time designate in writing.

Section 10.3                             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

Section 10.4                             Rights.  The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 10.5                             Amendments.  This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.

Section 10.6                             No Waiver.  No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 10.7                             Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles that would require the application of the laws of any other jurisdiction.

(b)                                 Subject to the provisions in Section 2.4, each Party agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

(c)                                  To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 10.7(b).

(d)                                 Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in Section 10.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.8                             Jury Waiver.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, THE RIGHT TO A JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.9                             No Third Party Beneficiaries.  Except for the Persons indemnified hereunder, this Agreement is for the sole benefit of the Parties and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary to this Agreement.

Section 10.10                      Further Assurances.  Subject to the terms and conditions set forth in this Agreement, each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 10.11                      Expenses.  Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers, accountants and other Representatives.

Section 10.12                      Entire Agreement.  This Agreement (together with the schedules and exhibits attached hereto), the Confidentiality Agreement, and the other Transaction Documents, constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby and thereby.

Section 10.13                      Schedules.  Unless the context otherwise requires, all capitalized terms used on the Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter on the Schedules shall be construed as an admission, acknowledgment, or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Schedules. No disclosure on the Schedules relating to any possible breach or violation of any agreement, Law, or Permit shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 10.14                      Headings.  The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 10.15                      Rights and Remedies.  Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by Law.

Section 10.16                      No Inducements.  No director, employee, or agent of any Party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement.

Section 10.17                      No Partnership.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust, fiduciary, or partnership duty, obligation, or liability on or with regard to either Party other than for federal and applicable state income Tax purposes.

Section 10.18                      Rules of Construction.  In construing this Agreement, the following principles shall be followed:

(a)                                 no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b)                                 examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c)                                  the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; and

(d)                                 the plural shall be deemed to include the singular and vice versa, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

TRAFIGURA CORPUS CHRISTI HOLDINGS INC.

By:	/s/ Jeffrey Kopp
Name: Jeffrey Kopp
Title: Director

By:	/s/ Bryan Keogh
Name: Bryan Keogh
Title: Director

Signature Page to Contribution Agreement

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC, its sole general partner

By:	/s/ Clark C. Smith
Name: Clark C. Smith
Title: Chairman, President and Chief Executive Officer

Signature Page to Contribution Agreement